As filed with the U.S. Securities and Exchange Commission on March 20, 2006

Registration No. 333-121561

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment
to
FORM S-1
on
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHARTER COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	4841 (Primary Standard Industrial Classification Code Number)	43-1857213 (I.R.S. Employer Identification Number)

12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131
(314) 965-0555
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Grier C. Raclin
Executive Vice President, General Counsel
Corporate Secretary
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Dennis J. Friedman, Esq.
Jeffrey L. Kochian, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ].

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

DATED MARCH __, 2006

PROSPECTUS

$862,500,000 5.875% Convertible Senior Notes due 2009

___________________________________

356,404,924 Shares of Class A Common Stock Issuable Upon

Conversion of the 5.875% Convertible Senior Notes due 2009
___________________________________

This prospectus relates to $862,500,000 aggregate principal amount of 5.875% Convertible Senior Notes due 2009 of Charter Communications, Inc., and 356,404,924 shares of Class A common stock of Charter Communications, Inc., which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate.

The convertible senior notes were originally issued and sold by Charter Communications, Inc. to certain initial purchasers in a private placement. The convertible senior notes and shares offered by this prospectus are to be sold for the account of the holders. Holders of the convertible senior notes may convert the convertible senior notes into shares of Charter Communications, Inc.’s Class A common stock at any time before their maturity or their prior redemption or repurchase by Charter Communications, Inc.

The convertible senior notes are issued only in denominations of $1,000 and integral multiples of $1,000. The convertible senior notes are currently designated for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Charter Communications, Inc.’s Class A common stock is quoted on the Nasdaq National Market under the symbol "CHTR." The last reported sale price of our Class A common stock on the Nasdaq National Market on March 15, 2006 was $0.95 per share.

__________________________________
The principal terms of the convertible senior notes include the following:

Interest	Accrues from November 22, 2004 at the rate of 5.875% per year, payable semi-annually on each May 16 and November 16, commencing on May 16, 2005.
Maturity Date	November 16, 2009
Conversion Rate

413.2231 shares of Class A common stock per each $1,000 principal amount of notes, subject to adjustment. This is equivalent to an initial conversion price of approximately $2.42 per share. Upon conversion, we will have the right to deliver, in lieu of our Class A common stock, cash or a combination of cash and Class A common stock.

Ranking

Rank equally with any of Charter Communications, Inc.’s existing and future senior unsecured indebtedness, but are effectively subordinated to our secured indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Redemption

Following the earlier of (1) the sale of the notes pursuant to an effective registration statement or (2) November 22, 2006, we may redeem the notes in whole or in part at any time at a redemption price equal to 100% of the accreted principal amount of the notes plus any accrued and unpaid interest and liquidated damages, if any, on the notes to but not including the redemption date, if the closing price of our Class A common stock has exceeded a specified percentage of the conversion price for at least 20 trading days in any consecutive 30 trading day period.

Make Whole Provisions

If you convert your notes at any time prior to November 16, 2007, you will receive, in addition to shares of our Class A common stock, or cash in lieu thereof, the remaining portion of a portfolio of U.S. government securities pledged as security in respect of the notes you converted, subject to certain limitations. If you convert notes that have been called for redemption, you will receive an additional redemption make whole amount. In addition, if certain corporate transactions that constitute a change of control occur on or prior to November 16, 2009, we will increase the conversion rate in certain circumstances, unless such transaction constitutes a public acquirer change of control and we elect to modify the conversion into public acquirer common stock, as described in this prospectus.

The convertible senior notes and the shares of Class A common stock offered by this prospectus may be offered in negotiated transactions, ordinary brokerage transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

See "Risk Factors" incorporated by reference herein and beginning on page 8 of this prospectus to read about important factors you should consider before buying the convertible senior notes or shares of our Class A common stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The distribution of this prospectus and the offering and sale of the convertible senior notes or Class A common stock in certain jurisdictions may be restricted by law. Charter Communications, Inc. requires persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the convertible senior notes or shares of Class A common stock in any jurisdiction in which such offer or invitation would be unlawful.

Neither Charter Communications, Inc. nor any of its representatives is making any representation to any offeree or purchaser of the convertible senior notes or shares of Class A common stock regarding the legality of an investment by such offeree or purchaser under appropriate legal investment or similar laws. Each purchaser should consult with his own advisors as to legal, tax, business, financial and related aspects of a purchase of the notes or shares of Class A common stock.

Prospectus dated March __, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell the notes and shares offered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

EXPLANATORY NOTE

This Post-Effective Amendment to Form S-1 on Form S-3 has been filed in order to convert the registration statement on Form S-1 (No. 333-121561) into a registration statement on Form S-3.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under the applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to comply with all covenants in our indentures, bridge loan and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.

ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information, including the registration statement of which this prospectus is a part, filed electronically with the SEC, are available at the SEC’s website at http://www.sec.gov.

The information in this prospectus may not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, and the registration statement of which this prospectus is a part, including the exhibits thereto, before making an investment decision.

iii

SUMMARY

This summary contains a general discussion of our business, and summary financial information. It does not contain all the information that you should consider before making an investment decision regarding the notes or our Class A common stock. For a more complete understanding of an investment in the notes or our Class A common stock, you should read this entire prospectus. Unless otherwise noted, all business data in this summary is as of December 31, 2005.

Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business and operations of Charter Communications, Inc. and its subsidiaries. Unless the context otherwise requires, the terms "we," "us" and "our" refer to Charter Communications, Inc. and its direct and indirect subsidiaries on a consolidated basis. The term "Charter" refers to the issuer, Charter Communications, Inc.

Our Business

We are a broadband communications company operating in the United States, with approximately 6.16 million customers at December 31, 2005. Through our broadband network of coaxial and fiber optic cable, we offer our customers traditional cable video programming (analog and digital, which we refer to as "video" service), high-speed Internet access, advanced broadband cable services (such as video on demand ("VOD"), high definition television service, and interactive television) and, in some of our markets, telephone service.

At December 31, 2005, we served approximately 5.88 million analog video customers, of which approximately 2.80 million were also digital video customers. We also served approximately 2.20 million high-speed Internet customers (including approximately 253,400 who received only high-speed Internet services). We also provided telephone service to approximately 121,500 customers (including approximately 19,300 who received telephone service only.)

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. The information posted or linked on our website is not part of this prospectus and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding to make an investment in the notes or our Class A common stock.

Strategy

Our strategy is to leverage the capacity and the capabilities of our broadband network to become the premier provider of in-home entertainment and communications services in the communities we serve. By offering excellent value and variety to our customers through creative product bundles, strategic pricing and packaging of all our products and services, our goal is to increase profitable revenues that will enable us to maximize return on our invested capital.

Building on the foundation established throughout 2005, in 2006, we will strive toward:

•	improving the end-to-end customer experience and increasing customer loyalty;
•	growing sales and retention for all our products and services; and
•	driving operating and capital effectiveness.

The Customer Experience

Providing superior customer service is an essential element of our fundamental business strategy. We strive to continually improve the end-to-end customer experience and increase customer loyalty by effectively managing our customer care contact centers in alignment with technical operations. We are seeking to instill a customer-service-oriented culture throughout the organization and will continue to focus on excellence by pursuing further improvements in customer service, technical operations, sales and marketing.

We are dedicated to fostering strong relationships and making not only financial investments, but the investment of time and effort to strengthen the communities we serve. We have developed programs and initiatives that provide valuable television time to groups and organizations over our cable networks.

Sales and Retention

Providing desirable products and services and investing in profitable marketing programs are major components of our sales strategy. Bundling services, combining two or more Charter services for one discounted price, is fundamental to our marketing strategy. We believe that combining our products into bundled offerings provides value to our customers that distinguishes us from the competition. We believe bundled offerings increase penetration of all our products and services and improves customer retention and perception. Through targeted marketing of bundled services, we will pursue growth in our customer base and improvements in customer satisfaction. Targeted marketing also promotes the appropriate matching of services with customer needs leading to improved retention of existing customers and lower bad debt expense.

Expanding telephone service to additional markets and achieving increased telephone service penetration will be a high priority in 2006 and will be important to revenue growth. We plan to add enhancements to our high-speed Internet service to provide customers the best possible Internet experience. Our digital video platform enables us to provide customers advanced video products and services such as VOD, high-definition television and digital video recorder ("DVR") service. We will also continue to explore additional product and service offerings to complement and enhance our existing offerings and generate profitable revenue growth.

In addition to the focus on our primary residential customer base, we will strive to expand the marketing of our video and high-speed Internet services to the business community and introduce telephone service, which we believe has growth potential.

Operating and Capital Effectiveness

We plan to further capitalize on initiatives launched during 2005 to continue to drive operating and capital effectiveness. Specifically, additional improvements in work force management will enhance the efficient operation of our customer care centers and technical operations functions. We will continue to place the highest priority for capital spending on revenue-generating initiatives such as telephone deployment.

With over 92% of our homes passed having bandwidth of 550 megahertz or higher, we believe our broadband network provides the infrastructure to deliver the products and services today’s consumer desires. In 2005 we invested in programs and initiatives to improve all aspects of operations, and going forward we will seek to capitalize on that solid foundation. We plan to leverage both our broadband network and prior investments in operational efficiencies to generate profitable revenue growth.

Through our targeted marketing strategy, we plan to meet the needs of our current customers and potential customers with desirable, value-based offerings. We will seek to capitalize on the capabilities of our broadband network in order to bring innovative products and services to the marketplace.  Our employees are dedicated to Charter’s customer-first philosophy, and we will strive to support their continued professional growth and development, providing the right tools and training necessary to accomplish our goals. We believe our strategy differentiates us from the competition and plan to enhance our ability to continue to grow our broadband operations in the communities we serve.

Certain Developments in 2005 and 2006

Financing Transactions

We continue to pursue opportunities to improve our liquidity. Our efforts in this regard have resulted in the completion of a number of financing transactions in 2005 and 2006, as follows:

•	the January 2006 sale by our subsidiaries, CCH II, LLC ("CCH II") and CCH II Capital Corp., of an additional $450 million principal amount of their 10.250% senior notes due 2010;

•
the October 2005 entry by our subsidiaries, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp., as guarantor thereunder, into a $600 million senior bridge loan agreement with various lenders (which was reduced to $435 million as a result of the issuance of CCH II notes);

•
the September 2005 exchange by Charter Holdings, CCH I, LLC ("CCH I") and CCH I Holdings, LLC ("CIH") of approximately $6.8 billion in total principal amount of outstanding debt securities of Charter Holdings in a private placement for new debt securities;

•	the August 2005 sale by our subsidiaries, CCO Holdings and CCO Holdings Capital Corp., of $300 million of 8 ¾% senior notes due 2013;
•	the March and June 2005 issuance of $333 million of Charter Communications Operating, LLC ("Charter Operating") notes in exchange for $346 million of Charter Holdings notes;
•	the repurchase during 2005 of $136 million of Charter’s 4.75% convertible senior notes due 2006 leaving $20 million in principal amount outstanding; and
•	the March 2005 redemption of all of CC V Holdings, LLC’s outstanding 11.875% senior discount notes due 2008 at a total cost of $122 million.

Asset Sales

On February 28, 2006, Charter announced the signing of two separate definitive agreements to sell certain cable television systems serving a total of approximately 316,000 analog video customers, including 142,000 digital video customers and 91,000 high-speed Internet customers in West Virginia, Virginia, Illinois and Kentucky for a total of approximately $896 million. These transactions are expected to close in the third quarter of 2006. Under the terms of the bridge loan, bridge availability will be reduced by the proceeds of asset sales. We expect to use the net proceeds from the asset sales to repay (but not reduce permanently) amounts outstanding under our revolving credit facility and that the asset sale proceeds, along with other existing sources of funds, will provide additional liquidty supplementing our cash availability in 2006 and beyond.

Consummation of Share Borrow Transactions

At the time we originally issued the convertible senior notes, we entered into a share lending agreement pursuant to which we agreed to loan up to 150 million shares of Class A common stock to Citigroup Global Markets Limited ("CGML"). The issuance of shares pursuant to the share lending agreement was designed to facilitate transactions by which investors in the convertible senior notes could hedge their investments in the convertible senior notes. To date, 116.9 million shares have been sold in three share borrow transactions. Because less than the full 150 million shares covered by the share lending agreement were sold in the prior share borrow transactions, we remain obligated to issue, at CGML’s request, up to an additional 33.1 million shares in up to two additional subsequent registered public offerings pursuant to the share lending agreement.

Charter did not receive any of the proceeds from the sale of shares in the share borrow transactions. However, under the share lending agreement, Charter received a loan fee of $.001 for each share that it lent to CGML.

Organizational Structure

The chart below sets forth the organizational structure of Charter and its principal direct and indirect subsidiaries. The chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership, voting percentages and indebtedness amounts shown below are approximates as of December 31, 2005 giving effect to the issuance and sale of $450 million principal amount of 10.25% CCH II notes in January 2006 and the use of such proceeds to pay down credit facilities and the issuance of 22.0 million shares pursuant to the share lending agreement on February 6, 2006 and do not give effect to any exercise, conversion or exchange of then outstanding options, preferred stock, convertible notes and other convertible or exchangeable securities, including the convertible senior notes.

Public common stock and other equity
Paul G. Allen and his controlled entities
93% common equity interest, 10% voting interest
7% common equity interest, 90% voting interest
Charter Communications, Inc. ("Charter") (issuer of common stock and $863 million accreted value of convertible senior notes) (1)
56% common equity interest and mirror senior securities (3)
44% common equity interest (exchangeable for Charter common stock) (2)(3)
Charter Communications Holding Company, LLC ("Charter Holdco")
$49 million subordinated accreting note (4)
CCHC, LLC ("CCHC")
Charter Communications Holdings, LLC ("Charter Holdings") (co-issuer of $1.2 billion of senior notes and $555 million accreted value of senior discount notes)
CCH I Holdings, LLC ("CIH") (co-issuer of $450 million of senior notes and $2.0 billion accreted value of senior discount notes)
CCH I, LLC ("CCH I") (co-issuer of $3.7 billion accreted value senior secured notes)
CCH II, LLC ("CCH II") (co-issuer of $2.0 billion senior notes)
CCO Holdings, LLC ("CCO Holdings") (co-issuer of $1.3 billion accreted value senior notes)
Charter Communications Operating, LLC ("Charter Operating") (obligor under $6.5 billion credit facilities – $5.3 billion outstanding) (co-issuer of $1.8 billion senior second lien notes)
Charter Operating Subsidiaries (including Renaissance notes issuers) ($115 million accreted value of senior discount notes)
CCO NR Holdings, LLC
100%
CC VII companies
100%
CC VI companies
100% common equity
CC V Holdings, LLC
100% Class B units
CC VIII, LLC ("CC VIII")
70% Preferred Equity in CC VIII, LLC (4)
30% Preferred Equity in CC VIII, LLC (4)

(1)
Charter acts as the sole manager of Charter Communications Holding Company, LLC ("Charter Holdco") and its direct and indirect limited liability company subsidiaries. Charter’s certificate of incorporation requires that its principal assets be securities of Charter Holdco, the terms of which mirror the terms of securities issued by Charter. See "Description of Capital Stock and Membership Units."

(2)
These membership units are held by Charter Investment, Inc. and Vulcan Cable III Inc., each of which is 100% owned by Paul G. Allen, our Chairman and controlling shareholder. They are exchangeable at any time on a one-for-one basis for shares of Charter Class A common stock.

(3)
The percentages shown in this table reflect the issuance of the 116.9 million shares of Class A common stock issued in 2005 and February 2006 pursuant to the share lending agreement and the corresponding issuance of an equal number of mirror membership units by Charter Holdco to Charter. However, for accounting purposes, Charter’s common equity interest in Charter Holdco is 48%, and Paul G. Allen’s ownership of Charter Holdco is 52%. These percentages exclude the 116.9 million mirror membership units issued to Charter due to the required return of the issued mirror units upon return of the shares offered pursuant to the share lending agreement.

(4)	Represents preferred membership interests in CC VIII a subsidiary of CC V Holdings, LLC and an exchangeable inated accreting note issued by CCHC related to the settlement of the CC VIII dispute.

The Notes

Issuer	Charter Communications, Inc. ("Charter")

Notes Offered	$862,500,000 original principal amount of 5.875% Convertible Senior Notes due 2009.

Maturity Date	November 16, 2009.

Interest
5.875% per annum on the accreted principal amount, payable semi-annually in arrears on May 16 and November 16 of each year, commencing May 16, 2005. If we elect to accrete the principal amount of the notes to pay any liquidated damages we owe, we will be entitled to defer any interest, which we refer to as the deferred interest, that accrues with respect to the excess of the accreted principal amount over the original principal amount until May 16, 2008, or any earlier repurchase, redemption or acceleration of the notes. We will not pay any interest on such deferred interest.

Security
Our subsidiary, Charter Holdco has purchased and pledged to us as security for an intercompany note, and we have repledged to the trustee under the indenture as security for the benefit of the holders of the notes, approximately $144 million of U.S. government securities, which we refer to as the Pledged Securities. We believe that the total amount of the Pledged Securities will be sufficient, upon receipt of scheduled payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the original principal amount of the notes, but not any liquidated damages we may owe or any deferred interest in respect of the accretion of the principal amount of the notes. The notes will not otherwise be secured. See "Description of the Notes — Security." Holders who convert their notes prior to November 16, 2007 will receive the cash proceeds from the liquidation of a portion of the Pledged Securities, as described below in "— Interest Make Whole Upon Conversion."

Ranking	The notes will be unsecured (except to the extent described above under "Security") and unsubordinated obligations and will rank, in right of payment, the same as all of Charter’s existing and future senior unsecured indebtedness. The notes will rank senior in right of payment to all of Charter’s subordinated indebtedness and will be effectively subordinated to any of Charter’s secured indebtedness and structurally subordinated to indebtedness and other liabilities of our subsidiaries. As of December 31, 2005, Charter had no secured indebtedness and our subsidiaries had total indebtedness and other liabilities of $20.2 billion, excluding intercompany obligations.

Conversion Rights	Holders may convert their notes at the conversion rate at any time prior to the close of business on the business day prior to the maturity date.

The initial conversion rate will be 413.2231 shares of our Class A common stock, par value $.001 per share, per $1,000 original principal amount of notes. This represents an initial conversion price of approximately $2.42 per share of our Class A common stock. We will increase the conversion rate in the same proportion that the principal amount of the notes increases if we elect to accrete the principal amount of the notes to pay certain liquidated damages instead of paying them in cash. In addition, if certain corporate transactions that constitute a change of control occur on or prior to the maturity date, we will increase the conversion rate in certain circumstances, unless such transaction constitutes a public acquirer change of control and we elect to satisfy our conversion obligation with public acquirer common stock. See “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.”

Notwithstanding the foregoing, no holder of notes will be entitled to receive shares of our Class A common stock upon conversion to the extent, but only to the extent, that such receipt would cause such holder to become, directly or indirectly, a beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter, the specified percentage will be 9.9%. See “Description of Notes — Conversion Rights — Limitation on Beneficial Ownership.”

Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and our Class A common stock. If we elect to pay holders cash upon conversion, such payment will be based on the average of the sale prices of our Class A common stock over the 20 trading day period beginning on the third trading day immediately following the conversion date of the notes, which we refer to as the average price.

As described in this prospectus, the conversion rate may be adjusted upon the occurrence of certain events, including for any cash dividend on our Class A common stock, but will not be adjusted for accrued and unpaid interest. By delivering to the holder shares of our Class A common stock, and in certain circumstances cash, we will satisfy our obligations with respect to the notes subject to the conversion, subject to our obligations described under “Description of Notes — Conversion Rights — Interest Make Whole Upon Conversion” below. Except to the extent we are required to pay any Early Conversion Make Whole Amount or Redemption Make Whole Amount, upon conversion of a note, accrued and unpaid interest will be paid or deemed to be paid in full, rather than canceled, extinguished or forfeited.

The notes called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Interest Make Whole Upon Conversion
Holders who convert their notes prior to November 16, 2007 will receive, in addition to a number of shares of our Class A common stock calculated at the conversion rate for the accreted principal amount of notes, or cash in lieu thereof, the cash proceeds of the sale by the trustee of the Pledged Securities remaining with respect to the notes being converted, which we refer to as the Early Conversion Make Whole Amount, subject to the limitation described under “Description of Notes — Conversion Rights — Interest Make Whole Upon Conversion”. The percentage of the remaining Pledged Securities to be sold will be determined based on the aggregate original principal amount of notes being converted as a percentage of the total original principal amount of notes then outstanding. The trustee will liquidate the Pledged Securities to be released, rounded down to the nearest whole multiple of the minimum denomination of such Pledged Securities, and deliver the cash value thereof to the converting holder. The Early Conversion Make Whole Amount will not compensate a converting holder for interest such holder would have earned in respect of any increase in the principal amount of the notes if we elect to accrete such principal amount to pay any liquidated damages we may owe.

Holders who convert notes that have been called for redemption will receive, in addition to the Early Conversion Make Whole Amount, the amount of any deferred interest and the present value of the interest on the notes converted that would have been payable for the period from and including November 16, 2007, or if later, the redemption date, to but excluding November 16, 2009, which we refer to as the Redemption Make Whole Amount. The Redemption Make Whole Amount will be calculated by discounting the amount of such interest on a semi-annual basis using a discount rate equal to 3.0% plus the published U.S. Treasury rate for the maturity most closely approximating the period from and including the redemption date to but excluding November 16, 2009. We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the 10 trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make Whole Amount in shares of our Class A common stock, the number of shares we deliver, together with the shares deliverable upon conversion, will not exceed 462 per $1,000 original principal amount of notes, subject to the anti-dilution adjustments, and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Exchange in Lieu of Conversion
Unless we have called the relevant notes for redemption, we may, in lieu of delivering shares of our Class A common stock, or cash in lieu thereof, upon conversion, direct the conversion agent to surrender notes a holder has tendered for conversion to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such notes, the designated institution must agree to deliver, in exchange for such notes, a number of shares of our Class A common stock calculated using the applicable conversion rate for the accreted principal amount of the notes, plus cash for any fractional shares, or, at its option, cash or a combination of cash and shares of our Class A common stock in lieu thereof, calculated based on the average price. If the designated institution accepts any such notes, it will deliver the appropriate number of shares of our Class A common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the holder. Such designated institution will also deliver cash equal to any Early Conversion Make Whole Amount we would owe such holder if we had paid it the conversion value of its notes. Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following (1) the conversion date or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our Class A common stock, the determination of the average price, convert the notes and deliver shares of our Class A common stock, as described under “Description of Notes — Conversion Rights — General,” or, at our option cash in lieu thereof based on the average price, along with any applicable Early Conversion Make Whole Amount. See “Description of Notes — Exchange in Lieu of Conversion.”

Fundamental Change
Upon a fundamental change, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the accreted principal amount of the notes, plus any accrued and unpaid interest, including any liquidated damages and deferred interest. See “Description of Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

Make Whole Amount and Public Acquirer Change of Control
If certain transactions that constitute a change of control occur on or prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversion of notes in connection with such transactions, as described under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.” The number of additional shares will be determined based on the date such transaction becomes effective and the price paid per share of our Class A common stock in such transaction. However, if such transaction constitutes a public acquirer change of control, in lieu of increasing the conversion rate, we may elect to adjust our conversion obligation such that upon conversion of the notes, we will deliver acquirer common stock or cash in lieu thereof as described under “Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control.”

Redemption
Following the earlier of (1) the sale of any notes pursuant to an effective registration statement or (2) November 22, 2006, we may redeem the notes (or, in the case of clause (1) above, any such notes that have been sold pursuant to an effective registration statement) in whole or in part for cash at any time at a redemption price equal to 100% of the accreted principal amount of the notes plus any accrued and unpaid interest, deferred interest and liquidated damages, if any, on the notes to but not including the redemption date, if the closing price of our Class A common stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 day trading period is prior to November 16, 2007 and 150% if such 30 trading day period begins thereafter. The “conversion price” as of any day will equal the accreted principal amount of $1,000 original principal amount of notes divided by the conversion rate in effect on such day.

Sinking Fund	None.

Registered Borrow Facility
At the time we originally issued the convertible senior notes, we entered into a share lending agreement pursuant to which we agreed to loan up to 150 million shares of Class A common stock to CGML. The issuance of shares pursuant to the share lending agreement was designed to facilitate transactions by which investors in the convertible senior notes could hedge their investments in the convertible senior notes. To date, 116.9 million shares have been sold in three share borrow transactions. Because less than the full 150 million shares covered by the share lending agreement were sold in the prior share borrow transactions, we remain obligated to issue, at CGML’s request, up to an additional 33.1 million shares in up to two additional subsequent registered public offerings pursuant to the share lending agreement.

Charter did not receive any of the proceeds from the sale of shares in the share borrow transactions. However, under the share lending agreement, Charter received a loan fee of $.001 for each share that it lent to CGML.

United States Federal Income Tax Considerations
Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in the notes each holder of a note is deemed to have agreed, to treat the notes for United States federal income tax purposes as debt instruments that are subject to the U.S. Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest will accrue from the issue date of the notes at a constant rate of 15% per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the notes. U.S. Holders (as defined herein) will be required to include interest in income as it accrues regardless of their method of tax accounting. The rate at which interest accrues for United States federal income tax purposes generally will exceed the cash payments of interest.

U.S. Holders will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received upon conversion, and their adjusted tax basis in the note. Any gain recognized by a U.S. Holder on the sale, exchange, conversion, redemption or repurchase of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and, thereafter, capital loss. See “United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the sales of notes or shares offered hereby by the selling security holders.

Events of Default
Customary events of default, including a default caused by the failure to pay interest or principal at maturity and the acceleration of indebtedness for borrowed money aggregating $100 million or more.

Trading	The notes are designated as eligible for trading in the PORTAL Market. Our Class A common stock is quoted on the Nasdaq National Market under the symbol “CHTR.”

RISK FACTORS

Risks Related to this Offering, the Notes and the Class A Common Stock.

The notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional debt, including secured debt, or from repurchasing our securities. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

The trading prices for the notes will be directly affected by the trading prices for our Class A common stock, which may be volatile, which could cause the value of your investment to decline.

We expect that the trading price of the notes in the secondary market will be significantly affected by the trading price of our Class A common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the notes than would be expected for nonconvertible debt securities.

It is impossible to predict whether the price of our Class A common stock or interest rates will rise or fall. Trading prices of our Class A common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of our Class A common stock by us in the market after the offering of the notes, or the perception that such sales may occur, could affect the price of our Class A common stock.

The price of our Class A common stock also could be affected by any sales of our Class A common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our Class A common stock as a result of the issuance of the notes. The hedging or arbitrage trading activity that has developed and could further develop with respect to our Class A common stock as a result of the issuance of the notes could cause a decline or retard any increase in the trading price of our Class A common stock or the notes since investors in the notes may sell short our Class A common stock in order to establish initial hedge positions, and may increase those positions, particularly as the trading price of our Class A common stock increases, in order to hedge their notes. See "Registered Borrow Facility."

Conversion of the notes will dilute the ownership interests of existing stockholders.

If and to the extent we deliver shares of our Class A common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interest of existing stockholders. Any sales in the public market of the Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock.

The effect of the issuance of our shares of Class A common stock pursuant to the share lending agreement and upon conversion of the notes, including sales of our Class A common stock in short sale transactions by holders of the notes, may have a negative effect on the market price of our Class A common stock.

            We agreed pursuant to a share lending agreement to lend to CGML up to 150 million shares of our Class A common stock. To date, 116.9 million shares have been sold in three share borrow transactions. All such loaned shares must be returned by November 16, 2009. See "Registered Borrow Facility." Because less than the full 150 million shares covered by the share lending agreement were sold in the prior share borrow transactions, we remain obligated to issue, at CGML's request, up to an additional 33.1 million shares in up to two additional subsequent registered public offers pursuant to the share lending agreement. We have been advised by CGML that it has facilitated the establishment by the note holders of hedged positions in the notes. While issuance of shares upon the conversion of the convertible notes may result in a reduction of an equal number in the outstanding borrowed shares under the share lending agreement, the increase in the number of shares of our Class A common stock issued or issuable pursuant to the share lending agreement or upon conversion of the notes could have a negative effect on the market price of our Class A common stock. Since there will be more shares sold or available for sale, the market price of our Class A common stock may decline or not increase as much as it might have without the availability of such shares. The market price of our Class A common stock also could decline as a result of other short sales of our Class A common stock by the holders of the notes to hedge their investment in the notes. We understand that many investors in the notes have already hedged their investment by selling additional shares of our Class A common stock short in order to establish initial hedge positions. The offering of our Class A common stock pursuant to the share lending agreement may result in establishment of hedged positions by other holders or in replacement of existing hedged position by those holders who are already hedged. We expect that all such hedged parties may increase those positions as the market price of the Class A common stock increases, since such price increases will increase the likelihood that such holders will convert their notes and receive Class A common stock. Therefore, such short sales could retard any increase in the market price of our Class A common stock or cause a decline. See "Registered Borrow Facility."

The market price of our Class A common stock and therefore the price of the notes could be adversely affected by the large number of additional shares of Class A common stock eligible for issuance in the future that are unrelated to the convertible senior notes and share lending agreement.

As of December 31, 2005, 416,204,671 shares of Class A common stock were issued and outstanding, and 50,000 shares of Class B common stock were issued and outstanding. This includes 94,911,300 shares of Class A common stock that were issued in the two share borrow transactions conducted during the year 2005. An additional 339,132,031 shares of Class A common stock are issuable upon conversion of outstanding units of Charter Holdco and an additional 24,662,333 shares are issuable as of December 31, 2005 if Mr. Allen were to exchange the CCHC exchangeable accreting note that he holds as a result of the settlement of the CC VIII dispute, into Charter Holdco units and exchange Charter Holdco units into Class A shares. Also 29,126,744 shares were issuable upon the exercise of outstanding options under our option plans. All of the 363,794,364 shares of Class A common stock issuable upon exchange of Charter Holdco membership units and all shares of the Class A common stock issuable upon conversion of shares of our Class B common stock will have "demand" and/or "piggyback" registration rights attached to them. All of the 356 million shares issuable upon conversion of the 5.875% convertible senior notes are eligible for resale pursuant to a shelf registration statement. Citigroup has the right under the share lending agreement to borrow an additional 33.1 million shares in the future, and a registration rights agreement will obligate Charter to file, at Citigroup’s request, up to two additional registration statements with respect to these unsold shares until November 16, 2006. The sale of a substantial number of shares of Class A common stock or the perception that such sales could occur could adversely affect the market price for the Class A common stock because the sale could cause the amount of the Class A common stock available for sale in the market to exceed the demand for the Class A common stock and could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations.

The make whole premium payable on notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If certain transactions that constitute a change of control occur prior to the maturity date of the notes, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The amount of the additional shares will be determined based on the date on which the transaction becomes effective and the price paid per share of our Class A common stock in such transaction as described below under "Description of Notes — Conversion Rights — Make Whole Amount and Public Acquirer Change of Control." While the number of additional shares is designed to compensate you for the lost option time value of your notes as a result of such transaction, the amount of the make whole premium is only an approximation of such lost option time value and may not adequately compensate you for such loss. In addition, if the price paid per share of our Class A common stock in the transaction is less than $2.16 or greater than $5.00, the conversion rate will not be increased. In no event will the number of shares issuable upon conversion of a note exceed 462 per $1,000 original principal amount of notes, subject to anti-dilution adjustments, regardless of when the transaction becomes effective or of the price paid per share of our Class A common stock in the transaction.

Your right to convert your notes will be limited if, upon conversion of your notes, you would have beneficial ownership of more than a specified percentage of our Class A common stock.

Holders of notes will not be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter, the specified percentage will be 9.9%. If any delivery of shares of our Class A common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. Although we have the right to deliver cash in lieu of delivering shares of our Class A common stock upon conversion of the notes, we have no obligation to do so, even if by doing so we would enable you to avoid these limitations on your right to convert the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, dividends on our Class A common stock, the issuance of certain rights or warrants, subdivisions or combinations of our Class A common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our Class A common stock and certain tender or exchange offers as described under "Description of Notes — Conversion Rights — Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as an issuance of Class A common stock for cash, that may adversely affect the trading price of the notes or the Class A common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

We may be unable to purchase the notes for cash following a fundamental change.

Holders of the notes have the right to require us to repurchase the notes in cash upon the occurrence of a fundamental change prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required purchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to purchase the notes may be limited by law or the terms of other agreements relating to our debt outstanding at the time. However, if we fail to purchase the notes as required by the indenture, that would constitute an event of default under the indenture governing the notes which, in turn, may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness.

Although the Pledged Securities will secure both principal and interest on the notes, the ability of holders of notes to enforce their security interest in the Pledged Securities will be delayed if we become the subject of a case under the U.S. Bankruptcy Code.

Although the Pledged Securities are primarily intended to secure the first six installments of interest on the notes, if the principal amount of the notes becomes due and payable prior to November 16, 2007, any Pledged Securities then held by the trustee would also secure the accreted principal amount of the notes then due. If we become the subject of a case under the U.S. Bankruptcy Code, however, the ability of holders of notes to enforce their security interest in the Pledged Securities and receive payment in respect of the Pledged Securities, or any other payment of principal on the notes, would be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code. Any such delay could be for a substantial period of time.

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of the notes.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our Class A common stock, our ability to register the sale of common stock loaned to an affiliate of CGML as described in "Registered Borrow Facility," prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the notes may be subject to disruptions that could have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

If you hold notes, you will not be entitled to any rights with respect to our Class A common stock, but you will be subject to all changes made with respect to our Class A common stock.

If you hold notes, you will not be entitled to any rights with respect to our Class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common stock), but you will be subject to all changes affecting the Class A common stock. You will only be entitled to rights on the Class A common stock if and when we deliver shares of our Class A common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock or other classes of capital stock.

The failure to maintain a minimum share price of $1.00 per share of Class A common stock could result in delisting of our shares on the Nasdaq National Market, which would harm the market price of our Class A common stock.

In order to retain our listing on the Nasdaq National Market we are required to maintain a minimum bid price of $1.00 per share. As of March 15, 2006, the trading price of our Class A common stock was $0.95 per share. If the bid price remains below the $1.00 minimum for more than 30 consecutive trading days, we will have 180 days to satisfy the $1.00 minimum bid price for a period of at least 10 trading days. If we are unable to take action to increase the bid price per share (either by reverse stock split or otherwise), we could be subject to delisting from the Nasdaq National Market.

The failure to maintain our listing on the Nasdaq National Market would harm the liquidity of our Class A common stock and would have an adverse effect on the market price of our common stock. If the stock were to trade it would likely trade on the OTC "pink sheets," which provide significantly less liquidity than does Nasdaq. As a result, the liquidity of our common stock would be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts’ and news media’s coverage and lower prices for our common stock than might otherwise be attained. In addition, our common stock would become subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities.

You may have to pay taxes with respect to some distributions on our Class A common stock that result in adjustments to the conversion rate.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of Notes — Conversion Rights — Conversion Rate Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our Class A common stock holders, such as a cash dividend, you may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you would have to include in income would generally be equal to the amount of the distribution that you would have received if you had converted your notes into our Class A common stock. In addition, Non-U.S. Holders (as defined herein) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "United States Federal Income Tax Considerations."

You should consider the United States federal income tax consequences of owning the notes.

Under the indenture governing the notes, we have agreed, and, by acceptance of a beneficial interest in a note, each holder is deemed to have agreed, to treat the notes for U.S. federal income tax purposes as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments.

Consequently, despite some uncertainty as to the proper application of such regulations, you will generally be required to accrue interest income at a constant rate of 15% per year (subject to certain adjustments), compounded semi-annually, which represents the estimated yield on our comparable non-convertible, fixed rate debt instruments with terms and conditions otherwise similar to the notes. The amount of interest required to be included by you in income for each year generally will be in excess of the stated coupon on the notes for that year.

You will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a note will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter will be treated as capital loss.

A discussion of the material United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading "United States Federal Income Tax Considerations." You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling security holders of the notes or shares of Class A common stock offered hereby.

DESCRIPTION OF NOTES

The 5.875% convertible senior notes due 2009 offered hereby (the "Notes") were issued under an indenture dated as of November 22, 2004 between us and Wells Fargo Bank, N.A., as trustee. Copies of the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement are included as exhibits to the registration statement of which this prospectus forms a part and will be made available upon request. We have summarized portions of these documents below. This summary is not complete. We urge you to read the indenture, the pledge agreement, the resale registration rights agreement and the borrow facility registration rights agreement because these documents define your rights as a holder of the Notes. In this section, "Charter Communications, Inc.," "we," "our" and "us" each refers only to Charter Communications, Inc. and not to any existing or future subsidiary.

General

The Notes are senior unsecured obligations of Charter Communications, Inc. and are convertible into our Class A common stock as described under "— Conversion Rights" below. The Notes were issued in an aggregate original principal amount of $862,500,000 and will mature on November 16, 2009.

The Notes bear interest at the rate of 5.875% per year on the accreted principal amount from November 22, 2004, the date of original issuance of the Notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on May 16 and November 16 of each year, commencing May 16, 2005, to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a Note, interest will cease to accrue on the Note under the terms of and subject to the conditions of the indenture.

Principal is payable, and Notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See "— Form, Denomination and Registration."

The principal amount of the Notes will increase if we elect to accrete the principal amount to pay liquidated damages we may owe in connection with the registered borrow facility. See "Registered Borrow Facility." We will be entitled to defer any interest, which we refer to as the deferred interest, that accrues with respect to the excess of the accreted principal amount over the original principal amount until May 16, 2008, or any earlier purchase by us at the option of the holder, redemption or acceleration of the Notes. We will pay any accrued deferred interest on May 16, 2008 to the record holders of the Notes as of the close of business on May 1, 2008 unless paid earlier. We may elect to pay any accrued deferred interest on any interest payment date prior to May 16, 2008 if we notify the trustee and the record holders of Notes at least 10 days prior to the record date for such interest payment date. We will not pay any additional interest on such accrued deferred interest.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture will contain no covenants or other provisions to protect holders of the Notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under "— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder" below.

Ranking

The Notes are our unsecured, except with respect to the Pledged Securities as described below, and unsubordinated obligations. The Notes rank, in right of payment, the same as all of our existing and future unsecured and unsubordinated indebtedness, except with respect to the Pledged Securities as described below. The Notes rank senior in right of payment to all of our subordinated indebtedness and will be effectively subordinated to any secured indebtedness, except with respect to the Pledged Securities as described below, and structurally subordinated to indebtedness and other liabilities of our subsidiaries.

As of December  31, 2005, Charter Communications, Inc. had no secured indebtedness and our subsidiaries had total indebtedness and other liabilities of $20.2 billion, excluding intercompany obligations.

Security

Our subsidiary, Charter Holdco, has purchased and pledged to us as security for an intercompany note, and pursuant to a pledge agreement we repledged to the trustee as security for the benefit of the holders of the Notes (and not for the benefit of our other creditors), U.S. government securities, which we refer to as the Pledged Securities, in such amount as will be sufficient upon receipt of scheduled payments with respect to such Pledged Securities to provide for payment in full of the first six scheduled interest payments due on the Notes, without regard to any liquidated damages we may owe or any deferred interest in respect of accretion of the principal amount of the Notes. Charter Holdco used approximately $144 million of the net proceeds from the offering to acquire such Pledged Securities.

The Pledged Securities were repledged by us to the trustee for the exclusive benefit of the holders of the Notes and are held by the trustee in a pledge account. Immediately prior to each of the first six interest payment dates, the trustee will release from the pledge account cash generated by Pledged Securities then maturing sufficient to pay the interest then due on the original principal amount of the Notes. A failure to pay interest on the original principal amount of the Notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period (unless the failure to make such payment results from the failure by the trustee to release such proceeds from the pledge account, provided such failure is not caused by any act or omission by us). Upon any conversion of Notes prior to November 16, 2007, the trustee will liquidate a portion of the Pledged Securities and release from the pledge account proceeds sufficient to pay the Early Conversion Make Whole Amount described under "— Conversion Rights — Interest Make Whole Upon Conversion." If any Early Conversion Make Whole Amount is limited by the formula described therein, the portion of the proceeds of the liquidation of the Pledged Securities not paid to the converting holder as a result of such limitation will be released to Charter Holdco from the pledge account.

If prior to November 16, 2007

• an event of default under the Notes occurs and is continuing, and
• the trustee or the holders of 25% in aggregate original principal amount of the Notes accelerate the Notes by declaring the accreted principal amount of the Notes to be immediately due and payable (by written consent, at a meeting of Note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the Notes will be accelerated automatically, then the proceeds from the liquidation of the Pledged Securities will be promptly released to Note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

• first, to any accrued and unpaid interest on the Notes, and
•  second, to the extent available, to the repayment of a portion of the principal amount of the Notes.

However, if any event of default is cured or waived prior to the acceleration of the Notes by the trustee or holders of the Notes referred to above, the trustee and the holders of the Notes will not be able to accelerate the Notes as a result of that event of default.

For example, if the first two interest payments were made when due but the third interest payment was not made when due and the Note holders promptly exercised their right to declare the accreted principal amount of the Notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the Pledged Securities are promptly distributed from the pledge account,

• an amount equal to the interest payment due with respect to the third interest payment would be distributed from the pledge account as accrued interest, and

• the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the Notes.

In addition, Note holders would have an unsecured claim against us for the remainder of the accreted principal amount of their Notes.

Once we make the first six scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released to Charter Holdco from the pledge account and thereafter the Notes will be unsecured.

Conversion Rights

General

Holders may convert their Notes into shares of our Class A common stock at an initial conversion rate of 413.2231 shares of our Class A common stock, par value $.001 per share, per $1,000 original principal amount of Notes, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $2.42 per share.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as set forth in "— Conversion Rate Adjustments" below. In addition, if we elect to accrete the principal amount of the Notes to pay any liquidated damages, we will increase the conversion rate at the same rate as the accretion rate and over the same period of time. A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are a multiple of $1,000 original principal amount.

Upon conversion of a Note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates), subject to our obligations described under "— Interest Make Whole Upon Conversion" below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and shares, if any, of our Class A common stock into which the Note is convertible will be deemed to satisfy our obligation with respect to such Note, subject to our obligations described under "— Interest Make Whole Upon Conversion" below. Except to the extent we are required to make payments in respect of such obligations, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the Notes; provided, however, that no such payment need be made (1) if the conversion date is prior to November 16, 2007, (2) we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (3) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (4) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Note.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our Class A common stock upon the conversion, if any, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The date a holder makes such required deliveries is the conversion date for the Notes converted. The conversion agent will, on the holder’s behalf, convert the Notes into shares of our Class A common stock, subject to our right to deliver cash or a combination of cash and shares. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our Class A common stock into which any Notes are converted, together with a cash payment for any fractional shares, and cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount as described under "— Interest Make Whole Upon Conversion" below, will be delivered through the conversion agent on the "conversion settlement date," which will be as soon as practicable, but no later than the fifth business day, following the conversion date, unless we elect cash settlement as described under "— Cash Settlement Option" below. The trustee will initially act as the conversion agent.

Notes called for redemption may be surrendered for conversion at any time prior to the close of business on the business day immediately preceding the redemption date. If a holder has already delivered a purchase notice as described under "— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder" with respect to a Note, however, the holder may not surrender that Note for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

Cash Settlement Option

Upon conversion, we will have the right to deliver, in lieu of shares of our Class A common stock, cash or a combination of cash and Class A common stock. We will inform converting holders through the trustee no later than two business days following the conversion date if we elect to pay cash in lieu of delivering shares and will specify in such notice the percentage of the shares otherwise deliverable for which we will pay cash, unless we have already informed holders of our election in a notice of redemption for the Notes, as described under "— Redemption" below. If we elect to pay holders cash upon conversion, such payment will be based on the average price of our Class A common stock. If we elect cash settlement, the "conversion settlement date" on which we deliver the cash and shares of our Class A common stock, if any, together with the cash or shares, if applicable, with respect to any Early Conversion Make Whole Amount or Redemption Make Whole Amount, to converting holders will be the third business day following the determination of the average price. We will deliver cash in lieu of any fractional shares of our Class A common stock issuable in connection with any conversion of Notes based upon the average price.

The "average price" of our Class A common stock means, with respect to any conversion of Notes, the average of the sale prices of our Class A common stock over the 20 trading day period beginning on the third trading day immediately following the applicable conversion date.

The "sale price" of our Class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

If our Class A common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "sale price" will be the last quoted bid price for our common stock on the Nasdaq Small Cap Market or in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or any similar organization.

If our Class A common stock is not so quoted, the "sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

"Trading day" means a day during which trading in securities generally occurs on the principal U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a national or regional securities exchange, on the Nasdaq National Market or, if our Class A common stock is not then quoted on Nasdaq National Market, on the principal other market on which our Class A common stock is then traded.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of Notes will be entitled to receive shares of our Class A common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a "beneficial owner" (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than the specified percentage of the shares of Class A common stock outstanding at such time. With respect to any conversion prior to November 16, 2008, the specified percentage will be 4.9%, and with respect to any conversion thereafter until the maturity of the Notes, the specified percentage will be 9.9%. Any purported delivery of shares of our Class A common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time. If any delivery of shares of our Class A common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after, but in no event later than two trading days after, any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than the specified percentage of the shares of Class A common stock outstanding at such time.

Interest Make Whole Upon Conversion

Early Conversion Make Whole Amount

Holders who convert their Notes prior to November 16, 2007 will receive, in addition to a number of shares of our Class A common stock equal to the conversion rate, or cash in lieu thereof, the cash proceeds, subject to the limitation described below, of the sale by the trustee of the Pledged Securities remaining with respect to the Notes being converted, which we refer to as the Early Conversion Make Whole Amount; provided that if a holder converts Notes after the close of business on any regular record date but prior to the next interest payment date, the Pledged Securities with respect to the Notes being converted that will mature immediately prior to the applicable interest payment date shall be excluded from such sale and from the Early Conversion Make Whole Amount since the proceeds thereof will be paid to such holder on such interest payment date. The Early Conversion Make Whole Amount will not compensate a converting holder for any deferred interest in respect of accretion of the principal amount of the Notes if we elect to accrete such principal amount to pay any liquidated damages we may owe.

Upon receipt by the conversion agent of a conversion notice, the trustee will liquidate a portion of the Pledged Securities, excluding, in the case of any conversion after the close of business on any regular record date but prior to the next interest payment date, Pledged Securities that will mature immediately prior to the applicable interest payment date, rounded down to the nearest whole multiple of the minimum denomination of such Pledged Securities, and release the cash proceeds thereof to the converting holder. The percentage of the remaining Pledged Securities to be sold will be determined based on the aggregate original principal amount of Notes being converted as a percentage of the total original principal amount of Notes then outstanding.

If a holder converts Notes prior to the earlier of (1) the sale of such Notes pursuant to an effective registration statement (including under this prospectus) or (2) November 22, 2006, the Early Conversion Make Whole Amount such holder will receive upon conversion of each $1,000 original principal amount of Notes will not exceed $18.18, which is the amount determined pursuant to the following formula:

1000 - 1.1(CR * OP)

Where CR is 413.2231, the initial conversion rate for the Notes and OP is $2.16, the last reported sale price of our Class A common stock on the date we priced this offering of Notes. The portion of the Early Conversion Make Whole Amount not paid to the holder upon conversion of its Notes because of the limitation described above will be paid to Charter Holdco promptly following the sale of the relevant Pledged Securities.

Notwithstanding the foregoing paragraph, the cash proceeds received upon conversion by any holders who convert Notes that have been called for redemption will not be limited by the formula described above.

Redemption Make Whole Amount

Any holders who convert Notes that have been called for redemption shall receive, in addition to the Early Conversion Make Whole Amount, if applicable, the present value of the interest on the Notes converted that would have been payable for the period from and including November 16, 2007, or if later, the redemption date, to but excluding November 16, 2009, plus any accrued and unpaid deferred interest, which we refer to as the Redemption Make Whole Amount. The Redemption Make Whole Amount shall be calculated by discounting the amount of such interest, other than any deferred interest, on a semi-annual basis using a discount rate equal to 3.0% plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the period from and including the redemption date to but excluding November 16, 2009. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the applicable rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the applicable rate, the most recent Statistical Release published prior to the date of determination of the Redemption Make Whole Amount shall be used.

The term "Statistical Release" shall mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index that we will designate.

We may pay the Redemption Make Whole Amount in cash or in shares of our Class A common stock, with the number of such shares determined based on the average of the sale prices of our Class A common stock over the ten trading days immediately preceding the applicable conversion date. If we elect to pay the Redemption Make

Whole Amount in shares of our Class A common stock, the number of shares we deliver, together with the shares deliverable upon conversion, shall not exceed 462 per $1,000 original principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments," and we must deliver cash with respect to the remainder of the Redemption Make Whole Amount, if any.

Make Whole Amount and Public Acquirer Change of Control

If a transaction described in clause (2) of the definition of change of control (as set forth under "— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder") occurs on or prior to November 16, 2009, we must give notice to all record holders of Notes and the trustee at least ten trading days prior to the anticipated effective date of such change of control transaction. We must also give notice to all record holders of Notes and the trustee that such a transaction has occurred within 15 days after the actual effective date of such change of control transaction. If a holder elects to convert its Notes at any time following the date we give notice of the anticipated effective date of such change of control transaction we will increase the applicable conversion rate for the Notes surrendered for conversion by a number of additional shares of Class A common stock (the "additional shares"), as described below.

The number of additional shares will be determined by reference to the table below and is based on the date on which such change of control transaction becomes effective (the "effective date") and the price (the "stock price") paid per share of our Class A common stock in such transaction. If the holders of our Class A common stock receive only cash in the change of control transaction, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the sale prices of our Class A common stock on the 10 trading days up to but not including the effective date.

The additional shares will be delivered to holders who elect to convert their Notes during the period described above on the later of (1) five business days following the effective date and (2) the conversion settlement date for those Notes.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Our obligation to deliver the additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments."

The following table sets forth the hypothetical stock price and number of additional shares to be received per $1,000 original principal amount of Notes.

	Stock Price
Effective Date	$2.16	$2.25	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00

November 16, 2004	37.5	32.2	20.2	4.9	0.0	0.0	0.0	0.0
November 16, 2005	54.7	48.2	33.6	14.6	3.5	0.0	0.0	0.0
November 16, 2006	74.2	66.2	48.5	25.4	12.1	4.1	0.0	0.0
November 16, 2007	95.1	85.5	64.0	36.5	20.9	11.7	6.3	3.0
November 16, 2008	85.6	75.0	52.0	24.5	10.7	3.8	0.8	0.0
November 16, 2009	49.7	31.2	0.0	0.0	0.0	0.0	0.0	0.0

The exact stock price and effective dates may not be set forth on the table, in which case:

1.
if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

2.	if the stock price is in excess of $5.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

3.
if the stock price is less than $2.16 per share (the last reported sale price of our Class A common stock on the date the Notes were priced) (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of Class A common stock issuable upon conversion exceed 462 per $1,000 original principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments."

Our obligation to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Notwithstanding the foregoing, and in lieu of adjusting the conversion rate as set forth above, in the case of a "public acquirer change of control" (as defined below) we may elect that, from and after the effective date of such public acquirer change of control, the right to convert a Note will be changed into a right to convert a Note into a number of shares of "acquirer common stock" (as defined below). The conversion rate following the effective date of such transaction will be a number of shares of acquirer common stock equal to the product of:

• the conversion rate in effect immediately prior to the effective date of such change of control, times
•  the average of the quotients obtained, for each trading day in the 10 consecutive trading day period commencing on the trading day next succeeding the effective date of such public acquirer change of control (the "valuation period"), of:

(i)	the "acquisition value" of our Class A common stock on each such trading day in the valuation period, divided by

(ii)	the closing sale price of the acquirer common stock on each such trading day in the valuation period.

      The "acquisition value" of our Class A common stock means, for each trading day in the valuation period, the value of the consideration paid per share of our Class A common stock in connection with such public acquirer change of control, as follows:

• for any cash, 100% of the face amount of such cash,

•  for any acquirer common stock or any other securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq National Market, 100% of the closing sale price of such acquirer common stock or other traded securities on each such trading day; and

• for any other securities, assets or property, 102% of the fair market value of such security, asset or property on each such trading day, as determined by two independent nationally recognized investment banks selected by the trustee for this purpose.

After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described above occur thereafter.

A "public acquirer change of control" is any transaction described in clause (2) of the definition of change control below where the acquirer, or any entity that is a direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control. We refer to such acquirer’s or other entity’s class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change as the "acquirer common stock."

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

(1)
the issuance of our Class A common stock as a dividend or distribution on our Class A common stock, or certain subdivisions and combinations of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	OS1
OS 0

where,

CR 0 = the conversion rate in effect at the close of business on the record date
CR 1 = the conversion rate in effect immediately after the record date
OS 0 = the number of shares of our Class A common stock outstanding at the close of business on the record date
OS 1 = the number of shares of our Class A common stock outstanding that would be outstanding immediately after such event

(2)
the issuance to all holders of our Class A common stock of certain rights or warrants to purchase our Class A common stock (or securities convertible into our Class A common stock) for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than (or having a conversion price per share less than) the current market price of our Class A common stock; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	OS 0 + X
OS 0 + Y

where,

CR 0 = the conversion rate in effect at the close of business on the record date
CR 1 = the conversion rate in effect immediately after the record date
OS 0 = the number of shares of our Class A common stock outstanding at the close of business on the record date
X = the total number of shares of our Class A common stock issuable pursuant to such rights
Y = the number of shares of our Class A common stock equal to the aggregate price payable to exercise such rights divided by the average of the sale prices of our Class A common stock for the ten consecutive trading days prior to the business day immediately preceding the announcement of the issuance of such rights

(3)
 the dividend or other distribution to all holders of our Class A common stock of shares of our capital stock (other than Class A common stock) or evidences of our indebtedness or our assets (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	SP 0
SP 0 - FMV

where,

CR 0 = the conversion rate in effect at the close of business on the record date
CR 1 = the conversion rate in effect immediately after the record date
SP 0 = the current market price
FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our Class A common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Class A common stock or shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	FMV 0 + MP 0
MP 0

where,

CR 0 = the conversion rate in effect at the close of business on the record date
CR 1 = the conversion rate in effect immediately after the record date
FMV 0 = the average of the sale prices of the capital stock or similar equity interest distributed to holders of our Class A common stock applicable to one share of our Class A common stock over the 10 trading days commencing on and including the fifth trading day after the date on which "ex-distribution trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted
MP 0 = the average of the sale prices of our Class A common stock over the 10 trading days commencing on and including the fifth trading day after the date on which "ex-
              distribution trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted

(4)	dividends or other distributions consisting exclusively of cash to all holders of our Class A common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	SP0
SP 0 - C

where,

CR 0 = the conversion rate in effect at the close of business on the record date
CR 1 = the conversion rate in effect immediately after the record date
SP 0 = the current market price
C = the amount in cash per share we distribute to holders of our Class A common stock

(5)
we or one or more of our subsidiaries make purchases of our Class A common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries for our Class A common stock to the extent that the cash and value of any other consideration included in the payment per share of our Class A common stock exceeds the current market price per share of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the "expiration date"), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	FMV + (SP1 × OS1)
OS 0 × SP1

where,

CR 0 = the conversion rate in effect on the expiration date
CR 1 = the conversion rate in effect immediately after the expiration date
FMV = the fair market value (as determined by our board of directors) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the "purchased shares")
OS 1 = the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS 0 = the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares
SP 1 = the sale price of our Class A common stock on the trading day next succeeding the expiration date

(6)
someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the expiration date, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	×FMV + (SP1 × OS1)
OS 0 × SP1

where,

CR 0 = the conversion rate in effect on the expiration date
CR 1 = the conversion rate in effect immediately after the expiration date
FMV = the fair market value (as determined by our board of directors) of the aggregate consideration payable to our shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the expiration date
OS 1 = the number of shares of our Class A common stock outstanding immediately after the expiration date less any purchased shares
OS 0 = the number of shares of our Class A common stock outstanding immediately after the expiration date, including any purchased shares
SP 1 = the sale price of our Class A common stock on the trading day next succeeding the expiration date

The adjustment referred to in this clause (6) will only be made if:

• the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Class A common stock to more than 25% of the total shares of Class A common stock outstanding; and

• the cash and value of any other consideration included in the payment per share of Class A common stock exceeds the sale price of our Class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of the consolidated assets of us and our subsidiaries substantially as an entirety.

"Current market price" of our Class A common stock on any day means the average of the sale price of our Class A common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the "ex-date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, "ex-date" means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

"Record date" means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our Class A common stock have the right to receive any cash, securities or other property or in which our Class A common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our Class A common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

To the extent that we have a rights plan in effect upon conversion of the Notes into Class A common stock, you will receive, in addition to the Class A common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Class A common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated above, the conversion rate will not be adjusted for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or carrying the right to purchase any of the foregoing.

In the case of any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to another corporation of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which holders of our Class A common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our Class A common stock, the holders of the Notes then outstanding will be entitled thereafter to convert those Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, lease, transfer or statutory share exchange had such Notes been converted into our Class A common stock immediately prior to such transaction. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

We may from time to time, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, increase the conversion rate of the Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, to the extent permitted by law and subject to applicable rules of The Nasdaq Stock Market, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Class A common stock. In addition, non-U.S. holders of Notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

Exchange in Lieu of Conversion

Unless we have called the relevant Notes for redemption, when a holder surrenders Notes for conversion, we may direct the conversion agent to surrender, on or prior to the date two business days following the conversion date, such Notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any such Notes, the designated institution must agree to deliver, in exchange for such Notes, a number of shares of our common stock equal to the applicable conversion rate, or at its option, cash or a combination of cash and shares of our common stock in lieu thereof, calculated based on the average price, plus cash for any fractional shares and any Early Conversion Make Whole Amount.

If the designated institution accepts any such Notes, it will deliver the appropriate number of shares of our common stock (and cash, if any), or cash in lieu thereof, to the conversion agent and the conversion agent will deliver those shares or cash to the holder. Such designated institution will also deliver cash equal to any Early Conversion Make Whole Amount we would owe such holder if we had converted its Notes. Any Notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any Notes for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following (1) the conversion date, or (2) if the designated institution elects to deliver cash or a combination of cash and shares of our common stock, the determination of the average price, convert the Notes and deliver shares of our common stock, as described under "— Conversion Rights — General," or, at our option cash in lieu thereof based on the average price, along with any applicable Early Conversion Make Whole Amount.

Our designation of an institution to which the Notes may be submitted for exchange does not require the institution to accept any Notes. If the designated institution declines to accept any Notes surrendered for exchange, we will convert those Notes into shares of our Class A common stock, or cash in lieu thereof, as described under "— Conversion Rights" above. We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Redemption

Following the earlier of (1) the sale of any Notes pursuant to the registration statement of which this prospectus forms a part or (2) November 22, 2006, we may redeem for cash the Notes (or, in the case of clause (1) above, any such Notes that have been sold pursuant to an effective registration statement) in whole or in part, at a price equal to 100% of the accreted principal amount of such Notes plus accrued and unpaid interest, deferred interest and liquidated damages, if any, on the Notes to, but excluding, the redemption date, if the closing price of our Class A common stock has exceeded, for at least 20 trading days in any consecutive 30 trading day period, 180% of the conversion price if such 30 trading day period begins prior to November 16, 2007 and 150% if such 30 trading day period begins thereafter. The "conversion price" as of any day will equal the accreted principal amount of $1,000 original principal amount of Notes divided by the conversion rate in effect on such day. We are required to give notice of redemption to the trustee and all registered holders not less than 30 nor more than 60 days prior to the redemption date. We must specify in such notice (1) whether we will deliver shares of our Class A common stock, or cash in lieu thereof, upon conversion of any Notes called for redemption, (2) if we elect to deliver cash, the percentage of the shares otherwise deliverable for which we will pay cash and (3) whether we will deliver cash or shares of our Class A common stock upon conversion with respect to the Redemption Make Whole Amount.

Notes or portions of Notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

If we decide to redeem fewer than all of the outstanding Notes, the trustee will select the Notes to be redeemed (in original principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If any Notes are to be redeemed in part only, we will issue a new Note or Notes with a principal amount equal to the unredeemed principal portion thereof. If the trustee selects a portion of your Note for partial redemption and you convert a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any certificated Note during a period of 15 days before the mailing of the redemption notice.

Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder

If a fundamental change occurs, each holder of Notes will have the right to require us to purchase some or all of that holder’s Notes for cash on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the fundamental change. We will purchase such Notes at a purchase price equal to 100% of the accreted principal amount of the Notes to be purchased, plus any accrued and unpaid interest (including deferred interest and liquated damages, if any) to but excluding the fundamental change repurchase date, unless such fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest (including liquated damages, if any, but excluding any deferred interest) payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

Within 20 days after the occurrence of a fundamental change, we are required to give notice to all holders of Notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right and the fundamental change repurchase date. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of Notes must deliver, on or before the fundamental change repurchase date specified in our notice, written notice to the trustee of the holder’s exercise of its repurchase right, together with the Notes with respect to which the right is being exercised. We will promptly pay the repurchase price for Notes surrendered for repurchase following the fundamental change repurchase date.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

• the original principal amount of the withdrawn Notes;
• if certificated Notes have been issued, the certificate number of the withdrawn Notes (or, if your Notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and
• the original principal amount, if any, that remains subject to the repurchase notice.

Payment of the repurchase price for a Note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the Note will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Note. If the paying agent holds money sufficient to pay the repurchase price of the Note, on the repurchase date, then, on and after the business day following the repurchase date:

• the Note will cease to be outstanding;
• interest will cease to accrue; and
• all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the Note.

This will be the case whether or not book-entry transfer of the Note has been made or the Note has been delivered to the paying agent.

A "fundamental change" will be deemed to have occurred upon a change of control or a termination of trading.

A "termination of trading" will be deemed to have occurred if our Class A common stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market; provided that a termination of trading will not occur so long as our Class A common stock is listed for trading on the Nasdaq Small Cap market or quoted bid prices for our Class A common stock in the over-the-counter market are reported by Pink Sheets LLC or any similar organization.

A "change of control" will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" or "group" within the meaning of

Section 13(d) of the Exchange Act other than Paul G. Allen and Related Parties, becomes the direct or indirect "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen and the Related Parties, collectively, beneficially own, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person;

(2)
the consummation of any transaction or event (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of the consolidated assets of ours and our subsidiaries) or a series of related transactions or events pursuant to which our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property more than 10% of the fair market value of which consists of cash, securities or other property that are not, or upon issuance will not be, traded on any U.S. national securities exchange or quoted on the Nasdaq National Market;

(3)
the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Communications, Inc. and its subsidiaries, taken as a whole, to any "person" or "group" as defined above;

(4)
the purchase by Mr. Allen or any Allen Affiliates in any transaction or series of transactions, of shares of our Class A common stock, which results in the aggregate number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates exceeding 70% of the total number of shares of Class A common stock issued and outstanding (including any shares borrowed pursuant to the share lending agreement) at such time to the extent that the closing price per share of the Class A common stock for any five trading days within the period of the ten consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchases is less than 100% of the applicable conversion price of the Notes in effect on each of those trading days; provided that the calculation of the number of shares of Class A common stock held by Mr. Allen and any Allen Affiliates will not include any share of our Class A common stock acquired by Mr. Allen or any Allen Affiliates as a result of the exchange or conversion of membership units of Charter Holdco or shares of our Class B common stock or any securities exchangeable or convertible into shares of Class A common stock or issued in exchange (by merger or otherwise) for shares of a Person that holds units of Charter Holdco.

(5)	the adoption of a plan relating to the liquidation or dissolution of Charter Holdco; or

(6)	continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

As used in connection with the definition of change of control, the following terms will have the meaning described below:

"Allen Affiliate" means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Holdco or any of its subsidiaries will not be included in such definition.

"Continuing director" means a director who either was a member of our board of directors on November 16, 2004 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

"Related Party" means:

(i) the spouse or an immediate family member, estate or heir of the Mr. Allen; or
(ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Mr. Allen and/or such other persons referred to in the immediately preceding clause (i) or this clause (ii).

"Voting Stock" of any person as of any date means the capital stock of such person that is at the time entitled to vote in the election of the board of directors of such person.

The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of our consolidated assets "substantially as an entirety." There is no precise, established definition of the phrase "substantially as an entirety." under applicable law. Accordingly, your ability to require us to repurchase your Notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase Notes upon the occurrence of a fundamental change is subject to important limitations. Our subsidiaries’ existing credit agreements and indentures contain and any future credit agreements or other agreements relating to our indebtedness may also contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our or our subsidiaries’ lenders and noteholders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

No Notes may be purchased by us at the option of the holders upon a fundamental change if the accreted principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our Class A common stock, to obtain control of us by means of a merger, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the Notes.

Consolidation, Merger and Sale of Assets

We may, without the consent of the holders of Notes, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of ours and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

• the surviving entity assumes all our obligations under the indenture and the Notes;
• if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party that is not the successor under the Notes and the indenture, such third party fully and unconditionally guarantees all obligations of Charter Communications, Inc. or such successor under the Notes and the indenture;
• at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and
• an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Information Requirement

We will agree that for a period of two years after closing, during any period in which we are not subject to the reporting requirements of the Exchange Act, to make available to holders of the Notes, or beneficial owners of interests therein, or any prospective purchaser of the Notes, the information required by Rule 144A(d)(4) to be made available in connection with the sale of Notes or beneficial interests in the Notes.

Covenant

We agreed in the indenture that we will redeem our outstanding 5.75% convertible senior notes due 2005 to the extent of the proceeds from the sale of the Notes, net of the purchase price of Pledged Securities and expenses of the offering, and that we will issue the related notice of redemption no later than the close of business on the business day immediately following the closing of the sale of the Notes. We consummated the redemption on December 23, 2004.

Events of Default

Each of the following will constitute an event of default under the indenture:

• our failure to pay when due the principal on any of the Notes at maturity, upon redemption or exercise of a repurchase right or otherwise;
• our failure to pay an installment of interest (including liquidated damages, if any) other than any deferred interest on any of the Notes for 30 days after the date when due; provided that a failure to make any of the first six scheduled interest payments on the original principal amount of the Notes on the applicable interest payment date will constitute an event of default with no grace or cure period (unless the failure to make such payment results from the failure by the trustee to release the relevant cash amount from the pledge account, provided that such failure is not caused by any act or omission by us);
• our failure to deliver shares of our Class A common stock, or cash in lieu thereof, when due upon conversion of Notes, together with cash in respect of any fractional shares and any Early Conversion Make Whole Amount and any Redemption Make Whole Amount, upon conversion of a Note, and that failure continues for 10 days;
• our failure to comply with our obligations described under "— Covenant" when required and such failure continues for five days;
• our failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate original principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the indenture;

• our failure to make any payment under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

(i) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default"); or

(ii) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates
$100 million or more;

• our failure to give timely notice of a fundamental change or of the anticipated effective date of a change of control transaction as described under "— Conversion Rights — Make Whole Amount and Public Acquirer Change of Control"; and

• certain events of our bankruptcy, insolvency or reorganization or any significant subsidiary of ours.

"Significant subsidiary" has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

If an event of default specified in the eighth bullet point above occurs and is continuing, then the principal of all the Notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the eighth bullet point above, the trustee or the holders of at least 25% in aggregate original principal amount of the Notes then outstanding may declare the Notes due and payable at their accreted principal amount together with accrued and unpaid interest (including deferred interest and liquidated damages, if any), and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate original principal amount of the Notes then outstanding, subject to the provisions of the indenture.

The holders of a majority in aggregate original principal amount of Notes at the time outstanding through their written consent, or the holders of a majority in aggregate original principal amount of Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

• in any payment on the Notes;
• in respect of the failure to convert the Notes; or
• in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each Note affected as described in "—
 Modification, Waiver and Meetings" below.

Holders of a majority in aggregate original principal amount of the Notes then outstanding through their written consent, or the holders of a majority in aggregate original principal amount of the Notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the Notes to pursue remedies with respect to the indenture and the Notes are subject to a number of additional requirements set forth in the indenture.

The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any conversion, redemption or repurchase obligation.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

The indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Note, for the purposes of, among other things:

• adding to our covenants for the benefit of the holders of Notes;
• adding additional dates on which holders may require us to repurchase their Notes;
• surrendering any right or power conferred upon us;
• providing for conversion rights of holders of Notes if any reclassification or change of our Class A common stock or any consolidation, merger or sale of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;
• providing for the assumption of our obligations to the holders of Notes in the case of a merger, consolidation, conveyance, sale, transfer or lease;
• increasing the conversion rate in the manner described in the indenture, provided that the increase will not adversely affect the interests of holders of Notes in any material respect;
• complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;
• making any changes or modifications to the indenture necessary in connection with the registration of the Notes under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the Notes in any material respect;
• curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of Notes in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Notes in this prospectus will not be deemed to adversely affect the interests of the holders of the Notes; or
• adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes.

Modifications and amendments to the indenture or to the terms and conditions of the Notes may also be made, and noncompliance by us with any provision of the indenture or the Notes may be waived, either:

• with the written consent of the holders of at least a majority in aggregate original principal amount of the Notes at the time outstanding; or
• by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate original principal amount of the Notes represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Note affected:

• change the maturity of the principal of or any installment of interest on any Note (including any payment of liquidated damages);
• reduce the principal amount of, or any premium, if any, on any Note;
• reduce the interest rate or amount of interest (including any liquidated damages) on any Note;
• reduce the Early Conversion Make Whole Amount or the Redemption Make Whole Amount or otherwise modify the provisions of the indenture related thereto in a manner adverse to the holders of the Notes;
• modify the provisions of the indenture relating to the Pledged Securities as described above under "— Security" in a manner adverse to the holders of the Notes;
• other than as contemplated by the terms of the indenture, change the currency of payment of principal of, premium, if any, or interest on any Note;
• impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any Note;
• except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, impair or adversely affect the conversion rights of holders of the Notes;
• adversely affect any repurchase option of holders;
• modify the redemption provisions of the indenture in a manner adverse to the holders of Notes;
• reduce the percentage in aggregate original principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default; or
• reduce the percentage in aggregate original principal amount of Notes outstanding required for any other waiver under the indenture.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate original principal amount of the Notes at the time outstanding.

Form, Denomination and Registration

The Notes were issued in fully registered form, without coupons, in denominations of $1,000 original principal amount and whole multiples of $1,000.

Global Notes: Book-Entry Form

The Notes are evidenced by one or more global Notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a global Note will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global Notes, Cede & Co. for all purposes will be considered the sole holder of the global Notes. Except as provided below, owners of beneficial interests in the global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global Notes to such persons may be limited.

We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global Notes to Cede & Co., the nominee for DTC, as the registered owner of the global Notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global Notes to owners of beneficial interests in the global Notes.

It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

      If a holder would like to convert Notes into Class A common stock pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Notes are credited and only for the principal amount of the Notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the Notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Notes to be issued in definitive registered form in exchange for the global Notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Certificated Notes

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Notes at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the trustee. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global Note. Subject to the foregoing, a global Note is not exchangeable except for a global Note or global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

Except as otherwise provided in the indenture, notices to holders of Notes will be given by mail to the addresses of holders of the Notes as they appear in the Note register.

Governing Law

The indenture, the Notes and the registration rights agreement are governed by, and construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

Wells Fargo Bank, N.A., as trustee under the indenture, has been appointed by us as paying agent, collateral agent, conversion agent, registrar and custodian with regard to the Notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Resale Registration Rights

We have agreed to file with the SEC, at our expense, the shelf registration statement of which this prospectus forms a part covering resales by holders of all Notes and the Class A common stock issuable upon conversion of the Notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

• file such shelf registration statement with the SEC within 30 days after the earliest date of original issuance of any of the Notes;
• cause such registration statement to become effective as promptly as is practicable, but in no event later than 150 days after the earliest date of original issuance of any of the Notes; and
• keep the registration statement effective for a period (the "registration period") from the date such registration statement is declared effective by the SEC until such date that is the earlier of (1) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and (3) the date on which there are no outstanding registrable securities.

This prospectus forms a part of the registration statement that we agreed to file, cause to become effective and keep effective, as described above.

We also agreed to provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the Class A common stock issuable upon conversion of the Notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in this prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering the Notes and Class A common stock is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

We may suspend the holder’s use of the prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if (i) we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole or (ii) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise have a material adverse effect on us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the Notes of the existence of such a suspension.

If,

• on the 30th day following the earliest date of original issuance of any of the Notes, the shelf registration statement had not been filed with the SEC; or
• on the 150th day following the earliest date of original issuance of any of the Notes, the shelf registration statement was not declared effective; or
• prior to or on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph (in each case except as the result of filing of a post-effective amendment solely to add additional selling securityholders), such suspension has not been terminated.

(each, a "registration default"), liquidated damages will accrue on the Notes, from and including the day following the registration default to but excluding the earlier of (i) the day after the end of the registration period and (ii) the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to:

• 0.25% per annum of the accreted principal amount for the first 90 days following such registration default; and
• 0.50% per annum of the accreted principal amount after the first 90 days following such registration default.

Because the registration statement of which this prospectus forms a part was not declared effective on or prior to April 21, 2005 (i.e., the 150th day following the original issuance of the Notes), we incurred liquidated damages as described above from April 22, 2005 through the effective date.

In no event will liquidated damages relating to the resale registration statement accrue at a rate per year exceeding 0.50%. Liquidated damages will be computed on the basis of a 360-day year composed of twelve 30-day months. If a holder has converted some or all of its Notes into Class A common stock, the holder will be entitled to receive equivalent amounts based on the accreted principal amount of the Notes converted. A holder’s right to liquidated damages shall be its sole remedy in the event of a registration default.

REGISTERED BORROW FACILITY

We understand that, when we sold the Notes, and for some time thereafter, it was difficult for investors in the Notes to borrow shares of our Class A common stock for the purpose of shorting such stock to hedge their investment in the Notes. We also understand that many investors in convertible securities seek to hedge their exposure to the issuer’s common stock by selling the stock short to establish an initial hedge position that partially offsets the long position represented by the convertible securities. Such investors then dynamically adjust their hedge position over time as the market price of the underlying stock and the time to maturity of the convertible securities changes. As the stock price increases, investors will generally increase their hedge position by borrowing and shorting more shares, and as the stock price decreases, investors will generally decrease their hedge position by buying shares in the market and closing out their stock loans.

Because we believed there were not sufficient shares of our Class A common stock available for investors to borrow when we offered the Notes, and because we understood that the shares that were available were relatively expensive to borrow, we were concerned that, in order to sell the Notes, we would be forced to offer terms that would have been unfavorable to us. To address this concern, and to make it possible or less expensive for prospective investors in the Notes to hedge their investment, we entered into a share lending agreement, dated November 22, 2004, with Citigroup Global Markets Inc. ("Citigroup"), as agent for Citigroup Global Markets Limited ("CGML"), as borrower. Under this agreement, we agreed to loan to CGML up to 150,000,000 shares of our Class A common stock on one or more occasions prior to November 16, 2006 or, if earlier, the date as of which all of the Notes cease to be outstanding as the result of conversion, repurchase, redemption or otherwise.  To date, 116.9 million shares have been sold in three share borrow transactions. Because less than the full 150 million shares covered by the share lending agreement were sold in the prior share borrow transactions, we remain obligated to issue, at CGML’s request, up to an additional 33.1 million shares in up to two additional subsequent registered public offerings pursuant to the share lending agreement. We will receive a loan fee of $.001 per share for each share that we loan to CGML, payable at the time such share is borrowed. Citigroup Global Markets Holdings Inc. guaranteed the obligations of CGML under the share lending agreement.

Notwithstanding the difficulties that we believe holders faced in establishing hedge positions at time we initially sold the Notes and for some time thereafter, we now understand that many investors in the Notes have since been able to borrow shares of our Class A common stock for the purpose of shorting such stock to hedge their investment in the Notes in addition to the borrow provided by the prior share borrow transaction. However, we are nonetheless required under the registration rights agreement described below to register the shares offered hereby. As noted below, we have been advised by CGML that it or its affiliates intend to use the short sales of our Class A common stock pursuant to this prospectus to facilitate, through the transactions discussed below, the establishment by the holders of the Notes of hedged positions with respect to the Notes. These holders may include holders who have not yet established hedge positions and may also include other holders who have already established hedge positions but wish to establish new hedge positions through CGML because these new hedge positions will be less expensive to maintain than their pre-existing hedge positions. We understand that such holders who are already hedged will likely seek to close out their existing hedge positions by obtaining shares in the open market.

Under the agreement, CGML agreed that it will not transfer or dispose of the borrowed shares except for the purpose of directly or indirectly facilitating the hedging of the Notes by holders. Any shares of our Class A common stock that Citigroup returns to us to reduce its stock loan after such shares have been sold into the public market pursuant to a registration statement cannot be reborrowed.

Share loans under the agreement will terminate and the borrowed shares must be returned to us:

• if and when CGML in its discretion terminates all or any portion of a loan at any time;
• if and when we terminate any or all of the outstanding loans upon a default by CGML under the share lending agreement, including a breach by CGML of any of its representations and warranties, covenants or agreements under such agreement or the bankruptcy of CGML; or
• on November 16, 2009, the termination date for the share lending agreement or, sooner, if and when all of the Notes have been converted, repaid, redeemed or are otherwise no longer outstanding. We will not otherwise have the right to terminate any loan of borrowed shares.

Any shares that we loan to CGML will be issued and outstanding for corporate law purposes, and accordingly, the purchasers of the borrowed shares and their transferees will have all of the rights of a holder of our outstanding shares of Class A common stock, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of Class A common stock. However, under the share lending agreement, CGML has agreed:

• to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and
• to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

CGML has also agreed under the share lending agreement that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act of 1933, as amended. However, investors that purchase the shares from CGML (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of our Class A common stock.

If the credit ratings of Citigroup Global Markets Holdings Inc., the guarantor of CGML’s obligations under the share lending agreement, decline below a specified level, CGML has agreed under the share lending agreement to post and maintain with Citigroup, as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of CGML to return the borrowed shares to us when required.

In view of the contractual undertakings of CGML in the share lending agreement, which have the effect of substantially eliminating the economic dilution that would otherwise result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

Our issuance of loaned shares of our Class A common stock offered pursuant to the share lending agreement is essentially analogous to a sale of shares coupled with a forward contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). The fair value of the common stock lent in the three share borrow transactions is approximately $111 million. However, the net effect on shareholders’ deficit of the share lending agreement (exclusive of the adjustment for the fair value of the stock borrow facility discussed below) which includes our requirement to lend the shares and the counterparties’ requirement to return the shares, is to increase equity by $117,000, which represents the cash received upon lending of the shares and is equal to the par value of the common stock to be issued.

The shares issued are required to be returned, in accordance with the contractual arrangement, and are treated in basic and diluted earnings per share as if they were already returned and retired. Consequently, there is no impact of the 116.9 million shares of common stock issued subject to the share lending agreement in the earnings per share calculation. However, the shares are nonetheless issued and outstanding and are eligible for trading in the Nasdaq National Market. Accordingly, the increase in supply of shares may have an adverse impact on the trading price of our Class A common stock. Accordingly, the existence of the share lending agreement and the short positions established in connection with facilitating the hedging of the Notes could have the effect of causing the market price of our Class A common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement, but we believe that entering into the share lending agreement was in our best interests and the best interests of our shareholders as it facilitated the sale of the convertible notes on terms more favorable to us than we could have otherwise obtained.

The share lending agreement was entered into to facilitate the ability of the purchasers of the Notes to improve or enhance their yield on the notes and as such was a cost of the 5.875% notes issuance transaction. We determined that the fair value of the stock borrow facility was approximately $13 million on the date of issuance of these notes. Therefore, we recorded such value at issuance as an increase to deferred financing fees and additional paid in capital in our consolidated financial statements. We are amortizing the value of the stock borrow facility to interest expense over the 5-year term of these notes.

We agreed to use our reasonable best efforts to cause a registration statement covering the shares of Class A common stock to be lent pursuant to the share lending agreement to become effective on or before April 1, 2005. Such registration statement was not declared effective by that date, and we therefore have incurred liquidated damages as defined in the related indenture from April 2, 2005 and incurred such damages through July 17, 2005, the day prior to the effective date of the registration statement. These liquidated damages were paid in cash at a rate of 0.25% per month of the accreted principal amount of the convertible notes for the first 60 days of the default, and 0.50% per month of the accreted principal amount of the convertible notes thereafter.

Since less than 150 million shares have been sold by CGML, it has the right to request that we file up to two additional registration statements with respect to these unsold shares until November 16, 2006.

DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

General

Our capital stock and the provisions of our restated certificate of incorporation and bylaws are as described below. These summaries are qualified by reference to the restated certificate of incorporation and the bylaws, copies of which have been filed with the Securities and Exchange Commission.

Our authorized capital stock consists of 1.750 billion shares of Class A common stock, par value $.001 per share, 750 million shares of Class B common stock, par value $.001 per share, and 250 million shares of preferred stock, par value $.001 per share.

Our restated certificate of incorporation and Charter Holdco’s amended and restated limited liability company agreement contain provisions that are designed to cause the number of shares of our common stock that are outstanding to equal the number of common membership units of Charter Holdco owned by Charter and to cause the value of a share of common stock to be equal to the value of a common membership unit. These provisions are meant to allow a holder of our common stock to easily understand the economic interest that such holder’s common shares represent of Charter Holdco’s business.

In particular, provisions in our restated certificate of incorporation provide that:

(1)	at all times the number of shares of our common stock outstanding will be equal to the number of Charter Holdco common membership units owned by Charter.

(2)	Charter will not hold any assets other than, among other allowable assets:

• working capital and cash held for the payment of current obligations and receivables from Charter Holdco;
• common membership units of Charter Holdco; and
• obligations and equity interests of Charter Holdco that correspond to obligations and equity interests issued by Charter;

(3)
Charter will not borrow any money or enter into any capital lease unless Charter Communications Holdco enters into the same arrangements with Charter so that Charter’s liability flows through to Charter Holdco.

Provisions in Charter Holdco’s amended and restated limited liability company agreement provide that, upon the contribution by Charter of assets acquired through the issuance of common stock by Charter, Charter Holdco will issue to Charter that number of common membership units as equals the number of shares of common stock issued by Charter. In the event of the contribution by Charter of assets acquired through the issuance of indebtedness or preferred interests of Charter, Charter Holdco will issue to Charter a corresponding obligation or interest, respectively to allow Charter to pass through to Charter Holdco these liabilities or preferred interests. Such liabilities or preferred interest of Charter Holdco will be assets of Charter, in addition to the Class B common units of Charter Holdco that are held by Charter.

Common Stock

As of December 31, 2005, there were 416,204,671 shares of Class A common stock issued and outstanding and 50,000 shares of Class B common stock issued and outstanding. If, as described below, all shares of Class B common stock convert to shares of Class A common stock as a result of dispositions by Mr. Allen and his affiliates, the holders of Class A common stock will be entitled to elect all members of the board of directors, other than any members elected separately by the holders of any preferred shares with the right to vote, of which there are currently none outstanding.

Voting Rights. The holders of Class A common stock and Class B common stock generally have identical rights, except:

• each Class A common shareholder is entitled to one vote per share; and
• each Class B common shareholder is entitled to a number of votes based on the number of outstanding Class B common stock and Charter Holdco membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates; and
• the Class B common shareholders have the sole power to vote to amend or repeal the provisions of our restated certificate of incorporation relating to:

(1) the activities in which Charter may engage;
(2) the required ratio of outstanding shares of common stock to outstanding membership units owned by Charter; and
(3) the restrictions on the assets and liabilities that Charter may hold.

The effect of the provisions described in the final bullet point is that holders of Class A common stock have no right to vote on these matters. These provisions allow Mr. Allen, for example, to amend the restated certificate of incorporation to permit Charter to engage in currently prohibited business activities without having to seek the approval of holders of Class A common stock.

The voting rights relating to the election of Charter’s board of directors are as follows:

• The Class B common shareholders, voting separately as a class, are entitled to elect all but one member of our board of directors.
• Class A and Class B common shareholders, voting together as one class, are entitled to elect the remaining member of our board of directors who is not elected by the Class B common shareholders.
• Class A common shareholders and Class B common shareholders are not entitled to cumulate their votes in the election of directors.
• In addition, Charter may issue one or more series of preferred stock that entitle the holders of such preferred stock to elect directors.

Other than the election of directors and any matters where Delaware law or Charter’s restated certificate of incorporation or bylaws requires otherwise, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

Amendments to Charter’s restated certificate of incorporation that would adversely alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the affected class, voting as a separate class. In addition, the following actions by Charter must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class:

• the issuance of any Class B common stock other than to Mr. Allen and his affiliates and other than pursuant to specified stock splits and dividends;
•  the issuance of any stock other than Class A common stock (and other than Class B common stock as described above); and
• the amendment, modification or repeal of any provision of its restated certificate of incorporation relating to capital stock or the removal of directors.

Charter will lose its rights to manage the business of Charter Holdco and Charter Investment, Inc. will become the sole manager of Charter Holdco if at any time a court holds that the holders of the Class B common stock no longer:

• have the number of votes per share of Class B common stock described above;
• have the right to elect, voting separately as a class, all but one member of Charter’s board of directors, except for any directors elected separately by the holders of preferred stock; or
• have the right to vote as a separate class on matters that adversely affect the Class B common stock with respect to:

(1) the issuance of equity securities of Charter other than the Class A common stock; or
(2) the voting power of the Class B common stock.

These provisions are contained in the amended and restated limited liability company agreement of Charter Holdco. The Class B common stock could lose these rights if a holder of Class A common stock successfully challenges in a court proceeding the voting rights of the Class B common stock. In any of these circumstances, Charter would also lose its 100% voting control of Charter Holdco as provided in Charter Holdco’s amended and restated limited liability company agreement. These provisions exist to assure Mr. Allen that he will be able to control Charter Holdco in the event he was no longer able to control Charter through his ownership of Class B common stock. These events could have a material adverse impact on our business and the market price of the Class A common stock and the notes.

Dividends. Holders of Class A common stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

• shares of Class A common stock may be paid only to holders of Class A common stock;
• shares of Class B common stock may be paid only to holders of Class B common stock; and
• the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.

Our restated certificate of incorporation provides that we may not pay a stock dividend unless the number of outstanding Charter Holdco common membership units are adjusted accordingly. This provision is designed to maintain the equal value between shares of common stock and membership units and the one-to-one exchange ratio.

Conversion of Class B Common Stock. Each share of outstanding Class B common stock will automatically convert into one share of Class A common stock if, at any time, Mr. Allen or any of his affiliates sells any shares of common stock of Charter or membership units of Charter Holdco and as a result of such sale, Mr. Allen and his affiliates no longer own directly and indirectly common stock and other equity interests in Charter and membership units in Charter Holdco that in total represent at least:

• 20% of the sum of the values, calculated as of November 12, 1999, of the shares of Class B common stock directly or indirectly owned by Mr. Allen and his affiliates and the shares of Class B common stock for which outstanding Charter Holdco membership units directly or indirectly owned by Mr. Allen and his affiliates were exchangeable on that date, and
• 5% of the sum of the values, calculated as of the measuring date, of shares of outstanding common stock and other equity interests in Charter and the shares of Charter common stock for which outstanding Charter Holdco membership units are exchangeable on such date.

These provisions exist to assure that Mr. Allen will no longer be able to control Charter if after sales of his equity interests he owns an insignificant economic interest in our business. The conversion of all Class B common stock in accordance with these provisions would not trigger Charter Holdco’s limited liability company agreement provisions described above whereby Charter would lose its management rights and special voting rights relating to Charter Holdco in the event of an adverse determination of a court affecting the rights of the Class B common stock.

Each holder of a share of Class B common stock has the right to convert such share into one share of Class A common stock at any time on a one-for-one basis. If a Class B common shareholder transfers any shares of

Class B common stock to a person other than an authorized Class B common shareholder, these shares of Class B common stock will automatically convert into shares of Class A common stock. Authorized Class B common shareholders are Paul G. Allen entities controlled by Mr. Allen, Mr. Allen’s estate, any organization qualified under Section 501(c)(3) of the Internal Revenue Code that is Mr. Allen’s beneficiary upon his death and certain trusts established by or for the benefit of Mr. Allen. In this context "controlled" means the ownership of more than 50% of the voting power and economic interest of an entity and "transfer" means the transfer of record or beneficial ownership of any such share of Class B common stock.

Other Rights. Shares of Class A common stock will be treated equally in the event of any merger or consolidation of Charter so that:

• each class of common shareholders will receive per share the same kind and amount of capital stock, securities, cash and/or other property received by any other class of common shareholders, provided that any shares of capital stock so received may differ in a manner similar to the manner in which the shares of Class A common stock and Class B common stock differ; or
• each class of common shareholders, to the extent they receive a different kind (other than as described above) or different amount of capital stock, securities, cash and/or other property than that received by any other class of common shareholders, will receive for each share of common stock they hold, stock, securities, cash and/or either property having a value substantially equivalent to that received by such other class of common shareholders.

Upon Charter’s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to preferred shareholders, if any, all common shareholders, regardless of class, are entitled to share ratably in any assets and funds available for distribution to common shareholders.

No shares of any class of common stock are subject to redemption or have preemptive right to purchase additional shares of common stock.

Preferred Stock

Charter’s board of directors is authorized, subject to the approval of the holders of the Class B common stock, to issue from time to time up to a total of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including:

• dividend rights and rates;
• conversion rights;
• voting rights;
• terms of redemption (including any sinking fund provisions) and redemption price or prices;
• liquidation preferences; and
• the number of shares constituting and the designation of such series.

Pursuant to their authority the board of directors has designated 1 million of the above-described 250 million shares as Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock"). Holders of the Series A Preferred Stock have no voting rights but are entitled to receive cumulative cash dividends at an annual rate of 5.75%, payable quarterly. If for any reason Charter fails to pay the dividends on the Series A Preferred Stock on a timely basis, the dividend rate on each share increases to an annual rate of 7.75% until the payment is made. The Series A Preferred Stock is redeemable by Charter at its option on or after August 31, 2004 and must be redeemed by Charter at any time upon a change of control, or if not previously redeemed or converted, on August 31, 2008. The Series A Preferred Stock is convertible, in whole or in part, at the option of the holders on or before August 31, 2008, into shares of common stock at an initial conversion rate equal to a conversion price of $24.71 per share of common stock, subject to certain customary adjustments. The redemption price per share of Series A Preferred Stock is the liquidation preference of $100, subject to certain customary adjustments. At December 31, 2005, there were 36,713 shares of Series A Preferred Stock outstanding, with an aggregate liquidation preference of approximately $4 million. These shares are convertible into approximately 148,575 shares of Class A common stock.

In connection with the repurchase of 508,546 shares in November 2005, the holders of Preferred Stock consented to an amendment to the Certificate of Designation governing the Preferred Stock that will eliminate the quarterly dividends on all of the outstanding Preferred Stock and will provide that the liquidation preference for the remaining shares outstanding will be $105.4063 per share, which amount shall accrete from September 30, 2005 at an annual rate of 7.75%, compounded quarterly. Certain holders of Preferred Stock also released Charter from various threatened claims relating to their acquisition and ownership of the Preferred Stock, including threatened claims for breach of contract.

Charter has no present plans to issue any other shares of preferred stock.

Options

As of December 31, 2005, options to purchase a total of 1,196,621 membership units in Charter Holdco were outstanding pursuant to the 1999 Charter Communications Option Plan, and options to purchase a total of 27,930,123 shares of Class A common stock were outstanding pursuant to Charter’s 2001 Stock Incentive Plan. Of these options, 9,999,306 have vested. The membership units received upon exercise of any of the options under the 1999 Charter Communications Option Plan are automatically exchanged for shares of our Class A common stock on a one-for-one basis. In addition, a portion of the unvested options will vest each month. There are also additional options outstanding to purchase an aggregate of 289,268 shares of Class A common stock, which were issued to a consultant outside of the plan.

Convertible Notes

At December 31, 2005, we had outstanding $862.5 million principal amount of our 5.875% convertible senior notes due 2009, which are convertible (at approximately $2.42 per share) into a total of approximately 356 million shares of our Class A common stock. At December 31, 2005, we also had outstanding approximately $20 million principal amount of our 4.75% senior convertible notes due 2006, which are convertible into Class A common stock at approximately $26.25 per share.

Anti-takeover Effects of Provisions of Charter’s Restated Certificate of Incorporation and Bylaws

Provisions of Charter’s restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Special Meeting of Shareholders. Our bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of our shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.

Advance Notice Requirements For Shareholder Proposals And Director Nominations. Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely prior written notice of their proposals. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which we first mailed our proxy statement for the prior year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Our bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may limit shareholders in bringing matters before an annual meeting of shareholders or in making nominations for directors at an annual meeting of shareholders.

Authorized But Unissued Shares. The authorized but unissued shares of Class A common stock are available for future issuance without shareholder approval and, subject to approval by the holders of the Class B common stock, the authorized but unissued shares of Class B common stock and preferred stock are available for future issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Membership Units of Charter Holdco

The Charter Holdco limited liability company agreement provides for three separate classes of common membership units designed Class A, Class B and Class C and one class of preferred membership units designated Class A. As of December 31, 2005, there were 755,386,702 Charter Holdco common membership units issued and outstanding, 416,254,671 of which were held by Charter.

Class A Common Membership Units. As of December 31, 2005, there were a total of 324,300,479 issued and outstanding Class A common membership units, consisting of 217,585,246 units owned by Charter Investment, Inc. and 106,715,233 units owned by Vulcan Cable III Inc.

Class B Common Membership Units. As of December 31, 2005, there were a total of 416,254,671 issued and outstanding Class B common membership units, all of which are owned by Charter.

Class C Common Membership Units. As of December 31, 2005, there were a total of 14,831,552 issued and outstanding Class C common membership units, consisting of 5,233,612 units owned by Charter Investment, Inc. and 9,597,940 units owned by Vulcan Cable III Inc.

Convertible Preferred Membership Units. As of December 31, 2005, there were a total of 36,713 issued and outstanding convertible preferred membership units. These units are owned by Charter and mirror the terms of Charter’s Series A Preferred Stock.

Any matter requiring a vote of the members of Charter Holdco requires the affirmative vote of a majority of the Class B common membership units. Charter owns all Class B common membership units and therefore controls Charter Holdco. Because Mr. Allen owns high vote Class B common stock of Charter that entitles him to approximately 90% of the voting power of the outstanding common stock of Charter. Mr. Allen controls us and through us has voting control of Charter Holdco.

The net cash proceeds that Charter receives from any issuance of shares of common stock will be immediately transferred to Charter Holdco in exchange for membership units equal in number to the number of shares of common stock issued by Charter.

In addition, in October 2005 a settlement was reached in a dispute concerning the ownership of 24,273,943 units of CC VIII, LLC. As part of the settlement, Charter Investment, Inc. ("CII") received an accreting exchangeable note of CCHC, LLC with an initial value of $48 million, accreting at 14%, compounded quarterly, with a 15-year maturity. The note is exchangeable, at CII’s option, at any time, for Charter Holdco Class A Common units at a rate equal to then accreted value, divided by $2.00 (the "Exchange Rate"). Customary anti-dilution protections have been provided that could cause future changes to the Exchange Rate. Additionally, the Charter Holdco Class A Common units received will be exchangeable by the holder into Charter Class A common stock in accordance with existing agreements between CII, Charter and certain other parties signatory thereto. Beginning three years and four months after the closing of the Settlement, if the closing price of Charter Class A common stock is at or above the Exchange Rate for a certain period of time as specified in the Exchange Agreement, Charter Holdco may require the exchange of the Note for Charter Holdco Class A units at the Exchange Rate.

Exchange Agreement

Charter is a party to an agreement permitting Vulcan Cable III Inc., Charter Investment, Inc. and any other affiliate of Mr. Allen to exchange at any time on a one-for-one basis any or all of their Charter Holdco common membership units for shares of Class B common stock. This exchange may occur directly or, at the election of the exchanging holder, indirectly through a tax-free reorganization such as a share exchange or a statutory merger of any Allen-controlled entity with and into Charter or a wholly owned subsidiary of Charter. In the case of an exchange in connection with a tax-free share exchange or a statutory merger, shares of Class A common stock held by Mr. Allen or the Allen-controlled entity will also be exchanged for Class B common stock. Mr. Allen currently owns shares of Class A common stock as a result of the exercise of put rights granted to sellers in the Falcon acquisition and the Rifkin acquisition.

Charter Holdco common membership units held by Mr. Allen and his affiliates are exchangeable at any time for shares of our Class B common stock, which is then convertible into shares of Class A common stock. The exchange agreement and the 1999 Charter Communications Option Plan state that common membership units are exchangeable for shares of common stock at a value equal to the fair market value of the common membership units. The exchange ratio of common membership units to shares of Class A common stock will be one to one because Charter and Charter Holdco have been structured so that the fair market value of a share of the Class A common stock equals the fair market value of a common membership unit owned by Charter.

Our organizational documents achieve this result by:

• limiting the assets and liabilities that Charter may hold; and
• requiring the number of shares of our common stock outstanding at any time to equal the number of common membership units owned by Charter.

If we fail to comply with these provisions or they are changed, the exchange ratio may vary from one to one and will then be based on a pre-determined formula contained in the exchange agreements and the 1999 Charter Communications Option Plan. This formula will be based on the then current relative fair market values of common membership units and common stock.

Special Tax Allocation Provisions.

Charter Holdco’s limited liability company agreement contains a number of provisions affecting allocation of net tax losses and net tax profits to its members. In some situations, these provisions could result in Charter having to pay income taxes in an amount that is more or less than it would have had to pay if these provisions did not exist.

Other Material Terms of the Amended and Restated Limited Company Agreement of Charter Holdco

General. Charter Holdco’s amended and restated limited liability company agreement contains provisions that permit each member (and its officers, directors, agents, shareholders, members, partners or affiliates) to engage in businesses that may compete with the businesses of Charter Holdco or any subsidiary. However, the directors of Charter, including Mr. Allen, are subject to fiduciary duties under Delaware corporate law that generally require them to present business opportunities in the cable transmission business to Charter.

The amended and restated limited liability company agreement restricts the business activities that Charter Holdco may engage in.

Transfer Restrictions. The amended and restated limited liability company agreement restricts the ability of each member to transfer its membership interest unless specified conditions have been met. These conditions include:

• the transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by Charter Holdco and is materially useful in its business as then conducted or proposed to be conducted;
• the transfer will not result in a material and adverse limitation or restriction on the operations of Charter Holdco and its subsidiaries taken as a whole;
• the proposed transferee agrees in writing to be bound by the limited liability company agreement; and
• except for a limited number of permitted transfers under the limited liability company agreement, the transfer has been approved by the manager in its sole discretion.

Amendments to the Limited Liability Company Agreement. Any amendment to the limited liability company agreement generally may be adopted only upon the approval of a majority of the Class B common membership units. The agreement may not be amended in a manner that adversely affects the rights of any class of common membership units without the consent of holders holding a majority of the membership units of that class.

Registration Rights

Holders of Class B Common Stock. Charter, Mr. Allen, Charter Investment, Inc. and Vulcan Cable III Inc., are parties to a registration rights agreement. The agreement gives Mr. Allen and his affiliates the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold.

This registration rights agreement provides that each eligible holder is entitled to unlimited "piggyback" registration rights permitting them to include their shares of Class A common stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the Class A shares of the holders participating in the offering are included in such registration. We are obligated to pay the costs associated with all such registrations.

Holders may elect to have their shares registered pursuant to a shelf registration statement if at the time of the election, Charter is eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100 million on the date of the election.

All shares of Class A common stock issuable to the registration rights holders in exchange for Charter Holdco membership units and upon conversion of outstanding Class B common stock and conversion of Class B common stock issuable to the registration rights holders upon exchange of Charter Holdco membership units are subject to the registration rights described above.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Mellon Investor Services, LLC.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes and our Class A common stock into which the notes may be converted. This discussion applies only to notes that are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	dealers and certain traders in securities;
•	persons holding the notes as part of a "straddle," "hedge," "conversion" or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	certain former citizens or residents of the United States;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and
•	persons subject to the alternative minimum tax.

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes are strongly urged to consult with their tax advisors regarding all aspects of the United States federal income tax consequences of an investment in the notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

We believe that the notes will be treated as indebtedness subject to the special Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations"). Such regulations generally apply to debt instruments that provide for one or more payments that are contingent in timing or amount, if the likelihood of such payment being made is not "remote" and the amount of such payment is not "incidental." While it is unclear whether in fact any of the alternative payments on the notes are remote, we intend to take the position that the potential receipt of the Early Conversion Make Whole Amount may be a contingency that is not "remote" or "incidental" within the meaning of the contingent debt regulations. Accordingly, while the correct treatment of the notes is uncertain, we intend to treat the notes as debt instruments subject to the contingent debt regulations because of the potential receipt of the Early Conversion Make Whole Amount. Moreover, under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note each holder of a note is deemed to have agreed (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related "projected payment schedule" determined by us as described below, and our treatment of the fair market value of any common stock received upon conversion of a note as a contingent payment.

We do not intend to seek a ruling from the Internal Revenue Service ("IRS") with respect to the U.S. federal income tax consequences discussed below. Due to the absence of authorities that directly address the proper characterization of the notes and the application of the contingent payment regulations to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization of the notes as indebtedness or the tax consequences described herein. Holders should be aware that a different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of a note into common stock, and might recognize capital gain or loss upon a taxable disposition of a note.

The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

Tax Consequences to U.S. Holders

As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or
•
an estate the income of which is subject to United States federal income taxation regardless of its source or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code.

Interest Accruals on the Notes

Pursuant to the contingent debt regulations, U.S. Holders of the notes are required to accrue interest income on the notes on a constant-yield basis, based on a comparable yield to maturity as described below, regardless of whether such holders use the cash or accrual method of tax accounting. As such, U.S. Holders generally are required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

•
the product of (a) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and
•	multiplied by the number of days during the accrual period that the U.S. Holder held the notes.

The "issue price" of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

The term "comparable yield" as used in the contingent debt regulations means the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is 15%, compounded semi-annually. The precise manner of calculating the comparable yield is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as "projected payments") on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes an estimate for a payment at maturity taking into account the conversion feature. In this regard, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. U.S. Holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Charter Communications, Inc., 12405 Powerscourt Drive, St. Louis, Missouri 63131. Attention: Investor Relations.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amounts that will be paid on the notes, or the value at any time of the common stock into which the notes may be converted. For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

Adjustments to Interest Accruals on the Notes

If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or repurchase of the notes.

Purchasers of Notes at a Price Other than the Adjusted Issue Price

If a U.S. Holder purchases a note in the secondary market for an amount that differs from the "adjusted issue price" (as defined above) of the notes at the time of purchase, such holder will be required to accrue interest income on the notes in accordance with the comparable yield even if market conditions have changed since the date of issuance. A U.S. Holder must reasonably determine whether the difference between the tax basis in a note and the adjusted issue price of a note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the notes or a change in daily portion of interest, or both, and allocate the difference accordingly. If the tax basis in a note is less than its adjusted issue price, a positive adjustment discussed above in "— Adjustments to Interest Accruals on the Notes" will result, and if the tax basis exceeds the adjusted issue price of a note, a negative adjustment discussed above in "— Adjustments to Interest Accruals on the Notes" will result.

Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Adjustments allocated to the daily portion of interest will be taken into account as the daily portion of interest accrues. Any negative or positive adjustment of the kind described above made by a U.S. Holder will decrease or increase, respectively, the holder’s tax basis in the notes. U.S. Holders should consult their own tax advisors regarding these allocations.

Sale, Exchange, Conversion, Redemption or Repurchase of Notes

Generally the sale, exchange, conversion, redemption or repurchase of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange, conversion, redemption or repurchase of a note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received, and (b) the U.S. Holder’s adjusted tax basis in the note.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, conversion, redemption or repurchase of a Note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

A U.S. Holder’s tax basis in common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes to the extent of our current and accumulated earnings and profits, notwithstanding the fact that the holders do not receive a cash payment.

If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to holders, notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock.

Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders.

Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive dividend.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon a conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by non-corporate U.S. Holders in tax years prior to 2009 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon a conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. A U.S. Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;
•	a foreign corporation; or
•	a foreign estate or trust.

Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and foreign tax consequences that may be relevant to them.

Payments on the Notes

Generally, all payments on the notes made to a Non-U.S. Holder, including a payment in our common stock or cash pursuant to a conversion, exchange, redemption or retirement of a note and any gain realized on a sale of the notes, will be exempt from United States federal withholding tax, provided that:

1.
in the case of gain realized on the sale, exchange, conversion, redemption or repurchase of the notes, we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period during which the Non-U.S. Holder held the notes, a U.S. real property holding corporation; and

2.
(a) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest and the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder; or

(b) such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If, contrary to our expectations, the notes were not treated as indebtedness, any of the payments thereon could be subject to United States federal withholding tax despite a Non-U.S. Holder’s compliance with all of the requirements enumerated above in clauses 1 and 2.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that is not a U.S. person and provides its name and address.

If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if the payments on the notes are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "— Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Constructive Dividends

If a Non-U.S. Holder were deemed to have received a constructive dividend (see "— Tax Consequences to U.S. Holders — Constructive Dividends" above), the Non-U.S. Holder generally will be subject to withholding tax at a 30% rate, subject to reduction by an applicable tax treaty, on the taxable amount of the dividend. To claim the benefit of a tax treaty, a Non-U.S. Holder must comply with all certification requirements necessary to qualify for treaty benefits. In the case of any constructive dividend it is possible that the U.S. federal tax on this constructive dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of a common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see "— Tax Consequences to U.S. Holders" above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

A Non-U.S. Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of common stock received upon a conversion of a note, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;
•
in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•
we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period the Non-U.S. Holder held the common stock. We believe that we were not, are not, and do not anticipate becoming, a U.S. real property holding corporation.

Backup Withholding Tax and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes, common stock and the proceeds from a sale or other disposition of the notes or common stock. A U.S. Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to United States backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

SELLING SECURITYHOLDERS

Convertible Senior Notes and Shares of Class A Common Stock Issuable Upon Conversion

We originally sold the 5.875% convertible senior notes offered hereby on November 22, 2004 to certain initial purchasers, who have advised us that the convertible senior notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the convertible senior notes and/or shares of the Class A common stock issuable upon conversion of the convertible senior notes pursuant to this prospectus.

The Notes and the shares of Class A common stock issuable upon conversion of the convertible senior notes have been registered in accordance with a registration rights agreement. Pursuant to the registration rights agreement, we were required to file a registration statement with regard to the Notes and the shares of our Class A common stock issuable upon conversion of the Notes and we are required to keep the registration statement effective until the earliest of:

(1) the sale of all the registrable securities registered under the registration rights agreement;
(2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates; or
(3) there are no registrable securities outstanding.

The selling securityholders may choose to sell the Notes and/or the shares of Class A common stock issuable upon conversion of the Notes from time to time. See "Plan of Distribution."

Table Listing Securities Offered In This Prospectus

The following table sets forth:

(1)
the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement entered into in connection with the issuance of the Notes or shares of Class A common stock, as applicable, of its possible intent to sell or otherwise dispose of Notes and/or shares of Class A common stock;

(2)
the amount of outstanding Notes beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the Notes, and the principal amount of Notes which it may sell pursuant to the registration statement of which this prospectus forms a part; and

(3)
the principal number of shares of our Class A common stock issued or issuable to the selling securityholder prior to the offering, and the principal number of shares which it may sell pursuant to the registration statement of which this prospectus forms a part. The information contained under the column heading "Shares That May be Sold" assumes conversion of the full amount of the Notes held by the holder at the initial rate of 413.2231 shares of Class A common stock per each $1,000 principal amount of Notes prior to the offering.

To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

A selling securityholder may offer all or some portion of the Notes and shares of the Class A common stock. Accordingly, no estimate can be given as to the amount or percentage of Notes or our Class A common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their Notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

	Convertible Senior Notes		Shares of Class A Common Stock
			Shares of
			Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

ADAR Investment Fund LTD	$22,145,000	$22,145,000	9,150,825	9,150,825
AG Offshore Convertibles, Ltd.	$30,500,000	$30,500,000	12,603,304	12,603,304
AHFP Context	$300,000	$300,000	123,966	123,966
AIG Annuity Insurance Company	$1,790,000	$1,790,000	739,669	739,669
AIG Life Insurance Company	$520,000	520,000	214,876	214,876
Akanthos Arbitrage Master Fund, LP	$16,000,000	$16,000,000	6,611,569	6,611,569
American General Life and Accident Insurance Company	$540,000	$540,000	223,140	223,140
American General Life Insurance Company	$1,070,000	$1,070,000	442,148	442,148
American International Life Assurance Company of New York	$40,000	$40,000	16,528	16,528
Argent Classic Convertible Arbitrage Fund L.P.	$2,590,000	$2,590,000	1,070,247	1,070,247
Argent Classic Convertible Arbitrage Fund II, L.P.	$350,000	$350,000	144,625	144,628
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,670,000	$7,670,000	3,169,421	3,169,421
Argent Opportunities Fund LLC	$150,000	$150,000	61,983	61,983
Banc of America Securities LLC (1)	$350,000	$350,000	144,628	144,628
Basso Fund Ltd.	$2,392,000	$2,392,000	988,429	988,429
Basso Holdings Ltd.	$5,290,000	$5,290,000	2,185,950	2,185,950
Basso Multi-Strategy Holding Fund Ltd.	$11,290,000	$11,290,000	4,665,288	4,665,288
BBT Fund, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Bear, Stearns & Co., Inc. (1)	$1,000,000	$1,000,000	413,223	413,223
BlackRock Liechtenstein Global Trust High Yield	$1,580,000	$1,580,000	652,892	652,892
Canyon Balanced Equity Master Fund, Ltd.	$375,000	$375,000	154,958	154,958
Canyon Value Realization Fund L.P.	$760,000	$760,000	314,049	314,049
Canyon Value Realization MAC 18, Ltd.	$35,000	$35,000	14,462	14,462
CC Convertible Arbitrage, Ltd.	$4,950,000	$4,950,000	2,045,454	2,045,454
Citadel Equity Fund Ltd.	$10,000,000	$10,000,000	4,132,231	4,132,231
Citigroup Global Markets, Inc.(1)	$23,751,000	$23,751,000	9,814,461	9,814,461
Citigroup Global Markets Ltd.(1)	$141,387,000	$141,387,000	58,424,374	58,424,374
CNH CA Master Account, L.P.	$1,500,000	$1,500,000	619,834	619,834
Concentrated Alpha Partners, L.P.	$1,050,000	$1,050,000	433,884	433,884
Context Convertible Arbitrage Fund, LP	$1,725,000	$1,725,000	712,809	712,809
Context Convertible Arbitrage Offshore, Ltd.	$5,400,000	$5,400,000	2,231,404	2,231,404
Corporate High Yield III, Inc.	$945,000	$945,000	390,495	390,495
Corporate High Yield V, Inc.	$1,555,000	$1,555,000	642,561	642,561
Corporate High Yield VI, Inc.	$1,625,000	$1,625,000	671,487	671,487

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

Corporate High Yield Fund, Inc.	$875,000	$875,000	361,570	361,570
Credit Suisse First Boston Europe LTD (1)	$25,000,000	$25,000,000	10,330,577	10,330,577
Credit Suisse First Boston LLC (1)	$3,000,000	$3,000,000	1,239,669	1,239,669
CRT Capital Group LLC	$7,300,000	$7,300,000	3,016,528	3,016,528
CSS, LLC	$1,500,000	$1,500,000	619,834	619,834
Cyrus Opportunities Master Fund II, Ltd.	$2,000,000	$2,000,000	826,446	826,446
DBAG London	$13,600,000	$13,600,000	5,619,834	5,619,834
D.E. Shaw Valence Portfolios, L.L.C.	$3,500,000	$3,500,000	1,446,280	1,446,280
Deephaven Domestic Convertible Trading Ltd.	$4,650,000	$4,650,000	1,921,487	1,921,487
Delaware Delchester Fund	$1,080,000	$1,080,000	446,280	446,280
Delaware Diversified Income Fund	$415,000	$415,000	171,487	171,487
Delaware Dividend Income Fund	$500,000	$500,000	206,611	206,611
Delaware Group Equity Funds I-Delaware Balanced Fund Series	$10,000	$10,000	4,132	4,132
Delaware High-Yield Opportunities Fund	$300,000	$300,000	123,966	123,966
Delaware VIP Diversified Income Series	$65,000	$65,000	26,859	26,859
Delaware VIP High Yield Series	$655,000	$655,000	270,661	270,661
Deutsche Bank Securities Inc. (1)	$4,584,000	$4,584,000	1,894,214	1,894,214
Dividend & Income Fund	$165,000	$165,000	68,181	68,181
DKR Saturn Multi-Strategy Holding Fund Ltd.	$2,000,000	$2,000,000	826,446	826,446
Duma Master Fund, L.P.	$1,000,000	$1,000,000	413,223	413,223
Edge Investment Master Fund, LTD	$3,500	$3,500	1,446	1,446
Empyrean Capital Fund, LP	$4,315,000	$4,315,000	1,783,057	1,783,057
Empyrean Capital Overseas Benefit Plan Fund, Ltd	$832,000	$832,000	343,801	343,801
Empyrean Capital Overseas Fund, Ltd	$7,353,000	$7,353,000	3,038,429	3,038,429
Eton Park Fund, L.P.	$1,872,000	$1,872,000	773,553	773,553
Eton Park Master Fund, Ltd.	$2,928,000	$2,928,000	1,209,917	1,209,917
Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund (2)	$22,580,000	$22,580,000	9,330,578	9,330,578
Fidelity Financial Trust: Fidelity Convertible Securities Fund (2)	$11,300,000	$11,300,000	4,669,421	4,669,421
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund (2)	$700,000	$700,000	289,256	289,256
Fidelity Management Trust Company on behalf of funds and accounts managed by it (3)	$7,420,000	$7,420,000	3,066,115	3,066,115
Finch Tactical Plus Class B	$200,000	$200,000	82,644	82,644
Fore Convertible Master Fund, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Fore ERISA Fund, Ltd.	$179,000	$179,000	73,966	73,966
Fore Multi Strategy Master Fund, Ltd.	$350,000	$350,000	144,628	144,628

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

Fore Opportunity Fund, LP	$69,000	$69,000	28,512	28,512
Fore Opportunity Offshore Fund, Ltd	$231,000	$231,000	95,454	95,454
Geode U.S. Convertible Arbitrage Fund, aggregated account of Geode Capital Master Fund Ltd.	$3,000,000	$3,000,000	1,239,669	1,239,669
Global Dividend & Income Fund	$40,000	$40,000	16,528	16,528
Goldman Sachs & Co. (1)	$47,313,000	$47,313,000	19,550,824	19,550,824
Grace Brothers, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Greywolf Capital Overseas Fund	$6,475,000	$6,475,000	2,675,619	2,675,619
Greywolf Capital Partners II LP	$1,525,000	$1,525,000	630,165	630,165
Greywolf High Yield Master Fund	$2,000,000	$2,000,000	826,446	826,446
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$1,138,000	$1,138,000	470,247	470,247
HFR RVA Combined Master Trust	$125,000	$125,000	51,652	51,652
Highbridge International LLC	$36,520,000	$36,520,000	15,090,907	15,090,907
Institutional Benchmarks Master Fund, Ltd.	$35,000	$35,000	14,462	14,462
Kamunting Street Master Fund, LTD	$22,500,000	$22,500,000	9,297,519	9,297,519
KBC Financial Products USA Inc.	$4,885,000	$4,885,000	2,018,594	2,018,594
KDC Convertible Arbfund L.P.	$2,000,000	$2,000,000	826,446	826,446
Laurel Ridge Capital, LP	$5,000,000	$5,000,000	2,066,115	2,066,115
LDG Limited	$322,000	$322,000	133,057	133,057
Lehman Brothers International Europe	$8,410,000	$8,410,000	3,475,206	3,475,206
Lincoln National Life Insurance Company Separate Account 20	$590,000	$590,000	243,801	243,801
Lyxor/ Context Fund Ltd.	$1,075,000	$1,075,000	444,214	444,214
Man Mac I, Limited	$3,391,000	$3,391,000	1,401,239	1,401,239
Marathon Global Convertible Master Fund Ltd.	$1,500,000	$1,500,000	619,834	619,834
Merced Partners Limited Partnership	$2,500,000	$2,500,000	1,033,057	1,033,057
Merrill Lynch Bond High Income Fund (1)	$9,000,000	$9,000,000	3,719,007	3,719,007
Merrill Lynch Global Investment Series: Income Strategies Fund (1)	$5,000,000	$5,000,000	2,066,115	2,066,115
MLIF US High Yield Fund, Inc. (1)	$500,000	$500,000	206,611	206,611
ML Master US High Yield Fund, Inc. (1)	$2,200,000	$2,200,000	909,090	909,090
Mohican VCA Master Fund, Ltd.	$500,000	$500,000	206,611	206,611
Morgan Stanley Convertible Securities Trust	$800,000	$800,000	330,578	330,578
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$31,000	$31,000	12,809	12,809
National Bank of Canada	$700,000	$700,000	289,256	289,256
Oppenheimer Convertible Securities Fund	$2,000,000	$2,000,000	826,446	826,446
Optimum Fixed Income Fund	$65,000	$65,000	26,859	26,859

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

PIMCO Convertible Fund	$275,000	$275,000	113,636	113,636
President and Fellows of Harvard College	$350,000	$350,000	144,628	144,628
PSEG Master Employee Benefit Plan Trust	$200,000	$200,000	82,644	82,644
Putnam Convertible Income-Growth Trust	$8,425,000	$8,425,000	3,481,404	3,481,404
Putnam High Income Bond Fund	$2,075,000	$2,075,000	857,437	857,437
Quattro Fund Ltd.	$1,250,000	$1,250,000	516,528	516,528
Raytheon Savings & Investment Plan Trust	$150,000	$150,000	61,983	61,983
Regiment Capital, Ltd.	$650,000	$650,000	268,595	268,595
Ritchie Capital Structure Arbitrage Trading, Ltd.	$12,000,000	$12,000,000	4,958,677	4,958,677
Royal Bank of Canada (Norshield) (1)	$100,000	$100,000	41,322	41,322
Royal Bank of Ontario	$2,000,000	$2,000,000	826,446	826,446
Salomon Brothers Asset Management, Inc. (1)	$9,350,000	$9,350,000	3,863,635	3,863,635
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$357,000	$357,000	147,520	147,520
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund	$65,000	$65,000	26,859	26,859
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio	$1,692,000	$1,692,000	699,173	699,173
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LTD	$698,000	$698,000	288,429	288,429
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LP	$48,000	$48,000	19,834	19,834
Saranac Capital Management L.P. on behalf of Saranac Arbitrage LTD	$40,000	$40,000	16,528	16,528
Satellite Asset Management, L.P.	$12,300,000	$12,300,000	5,082,644	5,082,644
Severn River Master Fund, Ltd.	$8,000,000	$8,000,000	3,305,784	3,305,784
Sphinx Convertible Arbitrage Fund SPC	$350,000	$350,000	144,628	144,628
Sphinx Fund c/o TQA Investors, LLC	$496,000	$496,000	204,958	204,958
Sphinx Special Situations Fund SPC	$35,000	$35,000	14,462	14,462
SRI Fund, L.P.	$180,000	$180,000	74,380	74,380
St. Albans Partners Ltd.	$1,000,000	$1,000,000	413,223	413,223
Sturgeon Limited	$71,000	$71,000	29,338	29,338
Susquehanna Capital Group	$6,980,000	$6,980,000	2,884,297	2,884,297
SuttonBrook Capital Portfolio LP	$12,500,000	$12,500,000	5,165,288	5,165,288
Tamarack International, Ltd.	$2,500,000	$2,500,000	1,033,057	1,033,057
Tempo Master Fund, LP	$2,000,000	$2,000,000	826,446	826,446
Tenor Opportunity Master Fund Ltd.	$4,200,000	$4,200,000	1,735,537	1,735,537
The Canyon Value Realization Fund (Cayman) Ltd.	$2,260,000	$2,260,000	933,884	933,884
The High-Yield Bond Portfolio	$15,000	$15,000	6,198	6,198

	Convertible Senior Notes		Shares of Class A Common Stock
Shares of
Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

The United States Life Insurance Company in the City of New York	$40,000	$40,000	16,528	16,528
TQA Master Fund, Ltd.	$2,836,000	$2,836,000	1,171,900	1,171,900
TQA Master Plus Fund, Ltd.	$4,551,000	$4,551,000	1,880,578	1,880,578
Tribeca Global Convertible Investments LTD	$12,000,000	$12,000,000	4,958,677	4,958,677
UBS AG London Branch	$45,500,000	$45,500,000	18,801,651	18,801,651
UBS AG London F/ B/ O HFS	$5,000,000	$5,000,000	2,066,115	2,066,115
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	$6,000,000	$6,000,000	2,479,338	2,479,338
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	$100,000	$100,000	41,322	41,322
Van Kampen Harbor Fund	$1,200,000	$1,200,000	495,867	495,867
Whitebox Convertible Arbitrage Partners, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Whitebox Hedged High Yield Partners, L.P.	$1,000,000	$1,000,000	413,223	413,223
White River Securities LLC	$1,000,000	$1,000,000	413,223	413,223
Wolverine Convertible Arbitrage Fund Limited	$250,000	$250,000	103,305	103,305
World Income Fund, Inc.	$800,000	$800,000	330,578	330,578
Yield Strategies Fund I, L.P.	$500,000	$500,000	206,611	206,611
Yield Strategies Fund II, L.P.	$500,000	$500,000	206,611	206,611
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$696,000	$696,000	287,603	287,603

(1)
These entities and/or their affiliates have provided, and may from time to time provide, investment banking services to Charter Communications, Inc. and its subsidiaries, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.

(2)
The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,961,471 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

(2)
Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 0 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 0 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional account(s) as reported above.

If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible senior notes pursuant to the registration statement, we may supplement this prospectus to include that information.

PLAN OF DISTRIBUTION

We are registering the Notes and the shares of our Class A common stock issuable upon conversion of the Notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Notes and the shares of our Class A common stock covered by this prospectus.

We will not receive any of the proceeds from the offering or sale by the selling securityholders of the Notes or the shares of our Class A common stock covered by this prospectus. The Notes and shares of Class A common stock may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If Notes or shares of Class A common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions.

The Notes or shares of Class A common stock may be sold:

• in one or more transactions at fixed prices,
• at prevailing market prices at the time of sale,
• at varying prices determined at the time of sale, or
• at negotiated prices.

These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

• on any national securities exchange or quotation service on which the Notes or shares of Class A common stock may be listed or quoted at the time of sale,
• in the over-the-counter market,
• in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market or
• through the writing of options.

In connection with sales of the Notes or shares of Class A common stock, any selling securityholder may loan or pledge Notes or shares of our Class A common stock to broker-dealers that in turn may sell the securities.

The outstanding Class A common stock is publicly traded on the Nasdaq National Market. The initial purchasers of the Notes have advised us that certain of the initial purchasers are making and currently intend to continue making a market in the Notes. However, they are not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchasers. We do not intend to apply for listing of the Notes on the Nasdaq National Market or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Notes or the shares of Class A common stock to be offered by selling securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the Notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

There is no assurance that any selling securityholder will sell any or all of the Notes or shares of Class A common stock to be offered by selling securityholders as described in this prospectus, and any selling securityholders may transfer, devise or gift the securities by other means not described in this prospectus.

We originally sold the Notes to the initial purchasers in November 2004 in a private placement. We agreed to indemnify and hold the initial purchasers of the Notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the convertible senior notes by the initial purchasers. The registration rights agreement we entered into in connection with the sale of the Notes provides for us and those selling securityholders listed on the Selling Securityholders Table as holders of Notes to indemnify each other against certain liabilities arising under the Securities Act.

Pursuant to the registration rights agreement we entered into in connection with the sale of the Notes, we agreed to use reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 150 days after the date the Notes were originally issued and to keep the registration statement effective until the earlier of (1) the date as of which all the Notes or the Class A common stock issuable upon conversion of the Notes have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (2) the date as of which all the Notes or the Class A common stock issuable upon conversion of the notes held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and (3) the date on which there are no outstanding registrable securities.

The registration rights agreement we entered into in connection with the sale of the Notes provides that, under certain circumstances, we may suspend the use of this prospectus in connection with sales of Notes and shares of Class A common stock for a period not to exceed an aggregate of 45 days in any 90-day period or 90 days in any 12-month period. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Irell & Manella LLP.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditng.

Their report on the consolidated financial statements incorporated by reference herein, includes explanatory paragraphs regarding the adoption, effective September 30, 2004 of EITF Topic D-108, "Use of the Residual Method to Value Acquired Assets Other than Goodwill," and, effective January 1, 2003, of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment to FASB Statement No. 123."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly, special reports and other information with the SEC. We are incorporating by reference certain information we have filed with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this document, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering (collectively, the "SEC Reports"):

• our annual report on Form 10-K for the year ended December 31, 2005; and
• our current reports on Form 8-K dated January 6, 2006; January 10, 2006; January 27, 2006, February 1, 2006; February 15, 2006, February 28, 2006 and March 3, 2006.

In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the sale of all of the common stock covered hereby or the termination of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.

Upon request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in the documents. Please direct requests to:

Secretary
Charter Communications, Inc.
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131
(314) 965-0555

The information in the above reports and any future filings we make with the SEC speak only as of the respective dates thereof or, where applicable, the dates identified therein. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. These SEC filings are also available to the public at the SEC’s web site at www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

$862,500,000 5.875% Convertible Senior Notes due 2009

356,404,924 Shares of Class A Common Stock Issuable Upon
Conversion of the 5.875% Convertible Senior Notes due 2009

PROSPECTUS

March __, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses payable by us in connection with the offering of the securities registered hereunder. We will pay all of the costs identified below. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$ 110,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	500,000
Printing expenses	250,000

Total	$2,460,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Indemnification Under the Certificate of Incorporation and Bylaws of Charter Communications, Inc.

Charter Communications, Inc.’s certificate of incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors’ duty of loyalty to Charter Communications, Inc. or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.’s bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(i) for any breach of the director’s duty of loyalty to the corporation or its shareholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

This Registration Statement includes the following exhibits:

Exhibit Number	Description
2.1
Purchase Agreement, dated May 29, 2003, by and between Falcon Video Communications, L.P. and WaveDivision Holdings, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.'s current report on Form 8-K filed on May 30, 2003 (File No. 000-27927)).

2.2
Asset Purchase Agreement, dated September 3, 2003, by and between Charter Communications VI, LLC, The Helicon Group, L.P., Hornell Television Service, Inc., Interlink Communications Partners, LLC, Charter Communications Holdings, LLC and Atlantic Broadband Finance, LLC (incorporated by reference to Exhibit 2.1 to Charter Communications, Inc.'s current report on Form 8-K/A filed on September 3, 2003 (File No. 000-27927)).

2.3
Purchase Agreement dated as of January 26, 2006, by and between CCH II, LLC, CCH II Capital Corp and J.P. Morgan Securities, Inc as Representative of several Purchasers for $450,000,000 10.25% Senior Notes Due 2010 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on January 27, 2006 (File No. 000-27927)).

4.1
Indenture dated May 30, 2001 between Charter Communications, Inc. and BNY Midwest Trust Company as Trustee governing 4.75% Convertible Senior Notes due 2006 (incorporated by reference to Exhibit 4.1(b) to the current report on Form 8-K filed by Charter Communications, Inc. on June 1, 2001 (File No. 000-27927)).

4.2(a)
Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. and related Certificate of Correction of Certificate of Designation (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2001 (File No. 000-27927)).

4.2(b)
Certificate of Amendment of Certificate of Designation of Series A Convertible Redeemable Preferred Stock of Charter Communications, Inc. (incorporated by reference to Annex A to the Definitive Information Statement on Schedule 14C filed by Charter Communications, Inc. on December 12, 2005 (File No. 000-27927)).

4.3
Indenture relating to the 5.875% convertible senior notes due 2009, dated as of November 2004, by and among Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

4.4
5.875% convertible senior notes due 2009 Resale Registration Rights Agreement, dated November 22, 2004, by and among Charter Communications, Inc. and Citigroup Global Markets Inc. and Morgan Stanley and Co. Incorporated as representatives of the initial purchasers (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

4.5
Share Loan Registration Rights Agreement, dated November 22, 2004, by and between Charter Communications, Inc. and Citigroup Global Markets Inc. (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

4.6
Collateral Pledge and Security Agreement, dated as of November 22, 2004, by and between Charter Communications, Inc. and Wells Fargo Bank, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

4.7
Collateral Pledge and Security Agreement, dated as of November 22, 2004 among Charter Communications, Inc., Charter Communications Holding Company, LLC and Wells Fargo Bank, N.A. as trustee and collateral agent (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on November 30, 2004 (File No. 000-27927)).

5.1**	Opinion of regarding legality.
12.1*	Statements regarding computation of ratios.
23.1*	Consent of KPMG LLP.
23.2**	Consent of Irell & Manella LLP. (included with Exhibit 5.1)
24.1**	Power of Attorney of Directors and Officers
25.1**	Statements of eligibility of trustee.

* Filed herewith

** Previously filed

ITEM 17. UNDERTAKINGS.

The following undertakings correspond to the specified paragraph designation from Item 512 of Regulation S-K.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that:

(1) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment to Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on March 20, 2006.

CHARTER COMMUNICATIONS, INC.

By: /s/ Grier C. Raclin
Grier C. Raclin
Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* _____________________________ Paul G. Allen	Chairman of the Board of Directors	March 20, 2006

/s/ Neil Smit _____________________________ Neil Smit	President and Chief Executive Officer, Director (Principal Executive Officer)	March 20, 2006

/s/ Jeffrey T. Fisher _____________________________ Jeffrey T. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 20, 2006

/s/ Paul E. Martin _____________________________ Paul E. Martin	Senior Vice President, Principal Accounting Officer and Corporate Controller (Principal Accounting Officer)	March 20, 2006

* _____________________________ W. Lance Conn	Director	March 20, 2006

_____________________________ Nathaniel A. Davis	Director	March 20, 2006

* _____________________________ Jonathan L. Dolgen	Director	March 20, 2006

* ____________________________ Robert P. May	Director	March 20, 2006

* _____________________________ David C. Merritt	Director	March 20, 2006

* _____________________________ Marc B. Nathanson	Director	March 20, 2006

* _____________________________ Jo Allen Patton	Director	March 20, 2006

* _____________________________ John H. Tory	Director	March 20, 2006

* _____________________________ Larry W. Wangberg	Director	March 20, 2006

*By:__/s/ Shannon R. Dunham
Shannon R. Dunham
Attorney-in-Fact